UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stifel Financial Corp.

(Name of Registrant as Specified In Its Charter)

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Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

April 29, 2016

Fellow Shareholders:

We cordially invite you to attend the 2016 Annual Meeting of Shareholders of Stifel Financial Corp., which will be held on June 15, 2016 at 11 a.m., local time, at our corporate headquarters. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting. The Notice informs shareholders how to access this proxy statement and our Annual Report for the year ended December 31, 2015 on the Internet and how to submit their proxies online. The Notice also contains instructions on how to request a printed set of proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

During 2015, we continued our growth trajectory by successfully integrating mergers and recruiting and retaining talented, entrepreneurial associates. I am also pleased to report that, since our last annual meeting, we have engaged with many of our shareholders and responded to your suggestions, including strengthening our commitment to good corporate governance and diversity. We welcome our two new directors, Kathleen Brown and Maura Markus. In addition, our Compensation Committee, led by James Oates, made substantial changes to our compensation structure for me and my fellow named executive officers, including the introduction of performance awards and an emphasis towards “at-risk” compensation over realized compensation for 2015.

I expand on our Company’s performance, strategy, and outlook in the 2015 Annual Report Shareholder Letter, which I hope you will read.

Thank you for your investment in Stifel. I look forward to welcoming our shareholders to the Annual Meeting.

Sincerely,

Ronald J. Kruszewski
Chairman of the Board and Chief Executive Officer

Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

Notice of Annual Meeting of Shareholders

Date and Time:	Wednesday, June 15, 2016, at 11 a.m., Central Time

Place:	Stifel Financial Corp. offices located at One Financial Plaza, 2nd Floor, 501 North Broadway, St. Louis, Missouri 63102

Items of Business:	• To elect six (6) Class III Directors, each as nominated by the Board of Directors;

• To approve, on an advisory basis, the compensation of our named executive officers (say on pay);

• To approve declassification of the Board of Directors;

•    To authorize amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes;

• To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

• To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date:	You are entitled to vote only if you were a Company shareholder at the close of business on April 18, 2016

Voting by Proxy:	Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote your shares by proxy to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than Tuesday, May 31, 2016. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be held on June 15, 2016

Our proxy statement and 2015 annual report are available at:

www.investorvote.com/sf

By Order of the Board of Directors,

Mark P. Fisher, Corporate Secretary
April 29, 2016

Notice of Annual Meeting of Shareholders	ii

Table of Contents	i

Proxy Statement	1

Matters To Be Voted on at our 2015 Annual Meeting:	2

Corporate Governance	3

Item I – Election of Directors	7

Item II – An Advisory Vote To Approve Executive Compensation (Say on Pay)	19

2015 Summary Compensation Tables	62

Item III – Approval of Declassification of The Board of Directors	70

Item IV – Authorization of Amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) To Increase Capacity by 3,000,000 Shares and To Permit Net Settlement of Restricted Stock Units for Equivalent Cash, Including for Tax or Other Similar Purposes	71

Item V – Audit Matters: Ratification of Appointment of Independent Registered Public Accounting Firm	74

Audit Committee Report	74

Beneficial Ownership	76

Ownership of Directors, Nominees, and Executive Officers	76

Ownership of Certain Beneficial Owners	77

Section 16(a) Beneficial Ownership Reporting Compliance	77

Questions & Answers about the Annual Meeting and Voting	78

Shareholder Proposals for the 2017 Annual Meeting	81

Other Matters	81

i

Proxy Statement

For Annual Meeting of Shareholders To Be

Held on Wednesday, June 15, 2016

Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

General

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stifel Financial Corp. (the “Company” or the “firm”) for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, June 15, 2016, at 11 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, and any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of Annual Meeting of shareholders.

Beginning on April 29, 2016, the Notice of this proxy statement and the Annual Meeting was mailed to our shareholders of record as of the close of business on April 18, 2016. The Notice also contains instructions on how to obtain paper copies of these proxy materials and a proxy card.

All proxies, whether voted electronically online, by telephone, or by proxy card, will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the Board of Directors in Item I, in favor of the advisory resolution related to the compensation of our named executive officers in Item II, in favor of declassification of the Board of Directors in Item III, in favor of authorizing amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes in Item IV, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 in Item V, each as recommended by the Board of Directors. A shareholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by casting a new vote by telephone, Internet, or Intranet, by submitting written notice of such revocation to Mark Fisher, our Corporate Secretary, or by personally appearing at the Annual Meeting and casting a vote in person.

A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the Annual Meeting.

In an uncontested election of directors, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “FOR” such nominee’s election exceed the “WITHHOLD” votes cast against such nominee’s election. Each share will have one vote for the election of each director. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required for the advisory approval of the compensation of our named executive officers, for the declassification of the Board of Directors, for authorizing amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes, and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are counted as votes present at the meeting for purposes of determining whether a quorum exists.

When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of Items I, II, III or V. Due to New York Stock Exchange (“NYSE”) rules with respect to the approval of benefit plans, abstentions are considered votes cast on Item IV, despite the provision to the contrary in our By-Laws.

Executive Summary

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

Matters To Be Voted on at our 2015 Annual Meeting:

Agenda Item	Board Recommendation	Page Reference (for more detail)

I. Election of six (6) Class III Directors The Board of Directors believes the six nominees as a group have the experience and skills that are necessary to effectively oversee our Company.	FOR each director	7

II. Advisory vote to approve executive compensation (say on pay) The Board of Directors is asking shareholders to provide advisory approval of the compensation of our named executive officers.	FOR	19

III. Approval of declassification of our Board of Directors. The Board of Directors is asking shareholders to approve declassification of the Directors, who are presently divided into three classes.	FOR	70

IV. Authorization of amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes The Board of Directors is asking shareholders to approve amendments that will permit payment of employee stock awards in equivalent cash, at the Company’s option at the time of vesting.	FOR	71

V. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2015	FOR	74

Corporate Governance

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles (‘‘Principles’’), which are available in the corporate governance section of the Company’s Web site at www.stifel.com (the ‘‘Company’s Web site’’). The Principles set forth the practices the Board of Directors follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

As described in the Principles, the role of the Board of Directors is to oversee management of the Company in its efforts to enhance shareholder value and conduct the Company’s business in accordance with its mission statement. In that connection, the Board of Directors helps management assess long-range strategies for the Company, and evaluates management performance.

Director Independence

Under NYSE Corporate Governance Standards, an independent director is a member of the Board of Directors who:

•	Does not, and has not for the three years prior to the date of determination, received more than $120,000 per year in earned compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	Is not, and has not been for the three years prior to the date of determination, an employee of the Company;

•	Is not, and has not been, affiliated with or employed by the present or former auditor of the Company, or one of the auditors’ affiliates, unless it has been more than three years since the affiliation, employment, or the auditing relationship ended;

•	Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of a company that concurrently employs the director;

•	Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the Company’s consolidated gross revenues or (2) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

•	Has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the Company, either individually or as a partner, shareholder, or officer of an organization or entity having such a relationship with the Company, which relationship would adversely impact the director’s independence in connection with the Company; and

•	Has, and for the three years prior to the date of determination had, no immediate family members (that is, no spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, or anyone who shares the director’s home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an executive officer or partner of the subject entity to impact the director’s independence.

It is a responsibility of the Board of Directors to regularly assess each director’s independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The Board of Directors has determined that Mr. Beda, Ms. Brown, Mr. M. Brown, Mr. Dill, Mr. Dubinsky, Mr. Grady, Mr. Hanser, Mr. Irby, Ms. Markus, Mr. Oates, Mr. Westbrook, and Mr. Zimmerman qualify as independent directors. In making this determination, the Board of Directors considered the rules of the NYSE and the U.S. Securities and Exchange Commission (the “SEC”), including NYSE rules regarding the independence of the Compensation Committee, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director. In particular, with respect to Mr. Irby, the Board of Directors considered the related party transaction described on page 69 of this proxy statement and concluded that Mr. Irby’s independence was not compromised.

Board of Directors – Leadership, Risk Oversight, Meetings, and Committees

Leadership: Our Board of Directors is presently composed of ten independent directors and eight employee directors. The Board strategically considers the combination or separation of the Chairman and Chief Executive Officer roles as an integral part of its planning process and corporate governance philosophy. Ronald J. Kruszewski concurrently serves as both a Chairman of the Board and Chief Executive Officer. Thomas W. Weisel shares the role of Chairman of the Board with Mr. Kruszewski.

Mr. Kruszewski currently serves as Chairman of the Board and Chief Executive Officer; the Board believes that this structure serves the Company well because it provides consistent leadership and accountability for managing Company operations. However, our Board of Directors also holds regularly scheduled executive sessions without management, at which a non-management director presides in compliance with the NYSE Corporate Governance Standards; such sessions occurred quarterly in 2015.

Lead Director: In August 2015, Mr. Beda was elected by the Board of Directors to serve as the Independent Lead Director of Stifel Financial Corp. The Board has determined that the Lead Director will: have authority to call meetings of the independent directors; chair meetings of the independent directors; liaise between management and independent directors; and, with the chair of the Compensation Committee, lead CEO performance evaluation and succession planning.

Risk Oversight: Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors, either as a whole or through its Committees, regularly discusses with Company management our major risk exposures, their potential impact, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight, each of our Committees assists the full Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Risk Management/Corporate Governance Committee focuses on the management of risks associated with Board organization, membership, and structure, and the organizational and governance structure of our Company.

As described further below under “Risk Management/Corporate Governance Committee Report”, we have an Enterprise Risk Management program under the direction of our Chief Risk Officer, who coordinates with three management committees: the Asset Liability Management Committee, the Products Committee and the Conflicts of Interest Committee.

Meetings: During 2015, our Board of Directors met 7 times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 86% of all meetings held by the Board of Directors and all Committees on which they serve. It is our policy to encourage the members of our Board of Directors to attend the Annual Meeting of shareholders. At the last Annual Meeting, one-third of the then-current directors were in attendance.

Committees: The standing committees of our Board of Directors are the Audit Committee, Compensation Committee, Executive Committee, and Risk Management/Corporate Governance Committee. The Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee each operates pursuant to a written charter approved by the Board of Directors. The full text of each such charter and our corporate governance guidelines are available in the “Corporate Governance” section of our web site located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

Audit Committee. Messrs. Beda (Chairman), Dubinsky, Grady, Oates, and Westbrook are the current members of the Audit Committee, each of whom is an independent director as defined by the NYSE, the SEC, and as determined by our Board of Directors. The duties of the Audit Committee include:

•	Recommending to the Board of Directors a public accounting firm to be placed in nomination for shareholder ratification as our independent auditors and compensating and terminating the auditors as deemed necessary;

•	Meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

•	Evaluating on an annual basis the qualification, performance, and independence of the independent auditors, based on the Audit Committee’s review of the independent auditors’ report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The “audit committee financial expert” designated by our Board of Directors is Mr. Beda. The Audit Committee met 6 times during 2015.

Compensation Committee. Messrs. Oates (Chairman), Beda, Dill, Hanser, and Irby are the current members of the Compensation Committee, each of whom are independent directors as defined by the NYSE and as determined by our Board of Directors. The Compensation Committee met 8 times during 2015. The duties of the Compensation Committee include:

•	Reviewing and recommending to our Board of Directors the salaries of all of our executive officers;

•	Reviewing market data to assess our competitive position for the components of our executive compensation;

•	Making recommendations to our Board of Directors regarding the adoption, amendment, and rescission of employee benefit plans; and

•	Reviewing the Company’s compensation policies and practices with respect to the Company’s employees to ensure that they are not reasonably likely to have a material adverse effect on the Company.

During 2015, there were no interlocks or insider participation on the part of the members of the Compensation Committee.

Risk Management/Corporate Governance Committee. Messrs. Grady (Chairman), Beda, Brown, Hanser, and Oates are the current members of the Risk Management/Corporate Governance Committee, each of whom is an independent director as defined by the NYSE and as determined by our Board of Directors. The Risk Management/Corporate Governance Committee met 6 times during 2015. The duties of the Risk Management/Corporate Governance Committee include:

•	Overseeing the management of risks associated with Board organization, membership, and structure;

•	Regularly reviewing our aggregate risk exposures and risk management processes with management, including our Chief Executive Officer, Chief Financial Officer, and Chief Compliance Officer;

•	Overseeing the search for individuals qualified to become members of our Board of Directors and selecting director nominees to be presented for election at the Annual Meeting of our shareholders;

•	Considering nominees for directors recommended by our shareholders; and

•	Reviewing our corporate governance guidelines at least annually and recommending changes to our Board of Directors as necessary.

In accordance with the Risk Management/Corporate Governance Committee’s charter and our corporate governance guidelines, the Risk Management/Corporate Governance Committee considers nominees recommended by shareholders and reviews the qualifications and contributions of the directors standing for election each year. In identifying and evaluating nominees for director, the Risk Management/Corporate Governance Committee considers, among other things, each candidate’s strength of character, judgment, career specialization, relevant technical skills, experience, diversity, and the extent to which the candidate would fill a need on the Board of Directors.

Shareholders may recommend individuals to the Risk Management/Corporate Governance Committee for consideration as potential director nominees by giving written notice to Mark Fisher, our Corporate Secretary, at least 90 days, but not more than 120 days, prior to the anniversary of our preceding year’s annual meeting, along with the specific information required by our By-Laws, including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the shareholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, please send a written request to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The Risk Management/Corporate Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by shareholders, but will consider shareholder nominees on the same basis as other nominees. Please also see the procedures described in the section entitled “Shareholder Proposals for the 2016 Annual Meeting” in this Proxy Statement.

Executive Committee. Messrs. Kruszewski (Co-Chairman), Weisel (Co-Chairman), Beda, Dubinsky, Grady, and Oates are the current members of the Executive Committee. Except to the extent limited by law, between meetings of the full Board, the Executive Committee performs the same functions and has the same authority as the full Board. The Executive Committee met quarterly during 2015.

Code of Ethics and Corporate Governance

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee. These guidelines and charters are available for review under the “Corporate Governance” section of our web site at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers, and Associates. The Code of Ethics is also posted in the “Corporate Governance” section of our web site, located at www.stifel.com, or may be obtained by any shareholder, without charge, upon request by contacting Mark P. Fisher, our Corporate Secretary, at (415) 364-2500 or by e-mail at investorrelations@stifel.com.

We have established procedures for shareholders or other interested parties to communicate directly with our Board of Directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our Board of Directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski/Thomas W. Weisel, Chairmen of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairmen of the Board and relayed promptly to the Board of Directors or the individual directors, as appropriate.

Compensation and Risk

The Board of Directors, with the assistance of management, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we undertook the following process:

•	We conducted an analysis of our incentive compensation programs by an interdisciplinary team led by our CRO and our outside independent compensation consultant. Other members of the team consisted of employees in risk management, accounting/payroll, legal, internal audit and human resources.

•	This team conducted an initial evaluation of our compensation programs and policies across six elements: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes, focusing on significant risk areas.

•	The team found that formula-based funding of bonus pools is utilized consistently across the firm. Those formulas varied; most are based on gross revenue, and allocation of the pools is aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but instead based on subjective factors, including longer term performance and ongoing consideration by the employee of the risks involved in the business.

•	The team also noted the risk mitigation effect of our stock bonus plan allocation formula, which imposes the requirement that a portion of bonus amounts be delivered not in cash but in the form of restricted stock units that vest over time. The equity proportion of these units increases as the size of the overall bonus rises.

In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

Age

The Board of Directors has adopted a policy, on the recommendation of its Executive Committee, that each Director, shall not stand for reelection in any year if he or she shall have reached the age of 75 as of the first day of that year and shall transition responsibilities and resign no later than the date of the annual meeting. The Board of Directors may make exceptions to this policy if it determines such exception would be in the firm’s best interest. The Board of Directors has determined, in light of the newness of the policy and the desirability for an orderly transition, that Mr. Beda will transition out of his roles as lead director and chairman of the Audit Committee on or prior to the 2017 annual meeting.

Item I – Election of Directors

Our Board of Directors unanimously recommends a vote FOR reelection of each of our director nominees, based on its consideration of the factors described below, as well as the individual qualifications and experience of each of our director nominees, and the contributions of each to our Board.

Our Company’s Board of Directors currently consists of 18 persons, divided into three classes. The nominees for election at the Annual Meeting are: six (6) Class III members. Currently, each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year. However, if Item III is approved, all directors standing for election in future years will be elected for one year, rather than three years. Regardless of whether Item III is approved, all directors will complete their existing terms before standing for election for one year terms. This includes the two new directors appointed by the Board of Directors to succeed Messrs. Dill and Irby, Class II directors who have resigned effective June 15, 2016. If Item III is not approved, all directors standing for election in future years will continue to be elected for three year terms.

The Board of Directors, upon the recommendation of the Risk Management/Corporate Governance Committee, has nominated Michael W. Brown, John P. Dubinsky, Robert E. Grady, Thomas B. Michaud, James M. Oates and Ben A. Plotkin for election as Class III directors to hold office until the 2019 Annual Meeting of shareholders, until their respective successors are elected and qualified or until their earlier death, resignation, or removal. Each of the nominees is currently serving as a director of our Company.

Shares represented by your proxy will be voted in accordance with your direction as to the election of directors from the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted “FOR” the election of each nominee. In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “FOR” such nominee’s election exceed the “WITHHOLD” votes cast against such nominee’s election. Shares represented by your proxy cannot be voted for more than six (6) Class III directors. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the Board of Directors.

The Board of Directors has adopted a director resignation policy that requires each director nominee who is standing for re-election, prior to each election of directors at an annual meeting, to submit to the Board of Directors an irrevocable letter of resignation which will become effective if that director does not receive the necessary majority vote for election and the Board of Directors determines to accept such resignation. In such circumstances, the Risk Management/Corporate Governance Committee will evaluate and make a recommendation to the Board of Directors with respect to the submitted resignation. The Board of Directors will take action on such recommendation within 180 days following the Annual Meeting at which the election occurred and will publicly disclose its decision, including, if applicable, the reasons for rejecting a resignation.

Experience and Diversity

The Risk Management/Corporate Governance Committee of the Board of Directors actively seeks directors who provide the Board with a diversity of perspectives and backgrounds.

The composition of our Board of Directors reflects diversity in business and professional experience, skills, and ethnic background. The addition of Ms. Brown and Ms. Markus on June 15, 2016, will not only augment the professional experience and skills of the Board of Directors, but also bring valuable gender diversity to our Board of Directors.

When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Risk Management/Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the individual biographies set forth below. These biographies briefly describe the business experience during the past five years or longer, if material, of each of the nominees for election as a director and our other directors whose terms of office will continue after the Annual Meeting, including, where applicable, positions held with us or our principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and information as to the other directorships held by each of them during such five-year period. These biographies also include the specific individual attributes considered by the Risk Management/Corporate Governance Committee and the Board of Directors in coming to the conclusion that each such nominee or current director should serve as a director of the Company.

Insider Board Rationale

Most of the insiders who serve on our Board of Directors were the CEOs or other senior leadership of businesses that we have acquired. Their service on the Board of Directors gives us the full benefit of their significant abilities and experience. Their board service also helps us to retain the talent of the senior leadership and their teams that join us through acquisitions. This insider presence is balanced by the majority-independent composition of the board, together with the leadership of our independent directors and separate executive sessions of the independent directors, led by our lead independent director.

Class III Director Nominees

Director since 2010, age 70 Class III director nominee with term ending in 2019 Committee Service Risk Management/Corporate Governance Committee

Michael W. Brown

Other Current Public Company Directorships: EMC Corporation (NYSE: EMC), VMWare, Inc. (NYSE: VMW), and Insperity, Inc. (NYSE: NSP), formerly known as Administaff, Inc.

Other Public Company Directorships within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

•       Microsoft Corporation, a global software company (NASDAQ: MSFT)

•    Vice President and Chief Financial Officer (August 1994 – July 1997)

•    Vice President – Finance and Treasurer (1989 – August 1994)

•       Deloitte & Touche LLP, a provider of assurance, tax, and business consulting services (1971 – 1989)

Other Professional Experience and Community Involvement

•    Former Chairman, NASDAQ Stock Market Board of Directors

•    Former Governor, National Association of Securities Dealers

Experience and Qualifications

Mr. Brown has considerable financial and accounting expertise, including eight years of financial leadership with a leading technology company and directorships at other publicly held companies. Mr. Brown also has considerable experience as a director and governor of self-regulatory organizations within the financial services industry.

Director since 2003, age 72 Class III director nominee with term ending in 2019 Committee Service Audit Committee and Executive Committee

John P. Dubinsky

Public Company Directorships within the Past 5 Years: Aegion Corporation (NASDAQ: AEGN)

Career Highlights

•    Chairman, Stifel Bank & Trust (April 2007 – present)

•    President and Chief Executive Officer, Westmoreland Associates, LLC, a financial consulting company (1995 – present)

•    CORTEX (Center of Research, Technology, and Entrepreneurial Expertise)

•    Chairman (2008 – present)

•    President and Chief Executive Officer (2003 – 2008)

•    President Emeritus, Firstar Bank (1999 – 2001)

•    Chairman, President, and Chief Executive Officer, Mercantile Bank (1997 – 1999) (until the merger with U.S. Bank National Association, formerly, Firstar Bank, N.A.)

•    President and Chief Executive Officer, Mark Twain Bancshares, Inc.

•    Board Member, Drury Hotels

Other Professional Experience and Community Involvement

•    Trustee, Barnes-Jewish Hospital

•    Trustee, Washington University

•    Trustee and Chairman, St. Louis Public Library

•    Trustee, National Public Radio Foundation, Washington, D.C.

Experience and Qualifications

Mr. Dubinsky is a leader in the financial consulting industry and has extensive experience in managing financial institutions. Mr. Dubinsky also has strong experience as a director of other publicly held and large private companies as well as not-for-profit entities.

Director since 2010, age 58 Class III director nominee with term ending in 2019 Committee Service Audit Committee Executive Committee Risk Management/Corporate Governance Committee (Chairman)

Robert E. Grady

Other Current Public Company Directorships: Maxim Integrated Products, Inc. (NASDAQ: MXIM)

Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG), AuthenTec, Inc. (NASDAQ: AUTH), and Blackboard, Inc. (NASDAQ: BBBB)

Career Highlights

•       Partner, Gryphon Investors, a private equity investment firm (2015 – present)

•       Partner and Managing Director, Cheyenne Capital Fund, a private equity investment firm (2009 – 2014)

•       Partner and Managing Director, Carlyle Group, a global alternative asset management firm (2000 – 2009)

•    Member, Management Committee

•    Chairman and Fund Head, Carlyle Venture Partners

•    Member, Investment Committee (Carlyle Venture Partners, Carlyle Asia Growth Partners, and Carlyle Europe Technology Partners)

•       Partner and Managing Director, Robertson Stephens & Company (1993 – 2000)

•    Member, Management Committee

Other Professional Experience and Community Involvement

•       Director, Jackson Hole Mountain Resort

•       Trustee, St. John’s Hospital (Jackson, WY) Foundation

•       Steering Committee Member, Wyoming Business Alliance

•       Former Chairman, New Jersey State Investment Council, which oversees the state’s $78 billion pension system

•       Former Chairman, National Venture Capital Association (“NVCA”)

•       Former Deputy Assistant to President George H.W. Bush, The White House

•       Former Executive Associate Director, Office of Management and Budget (“OMB”), Executive Office of the President

•       Former Lecturer in Public Management, Stanford Graduate School of Business

•       M.B.A., Stanford Graduate School of Business

•       A.B., Harvard College

Experience and Qualifications

Mr. Grady has extensive leadership experience in the private equity investment and the broker-dealer segments of the financial services industry. Mr. Grady also has substantial federal and state governmental experience as well as strong academic experience. Finally, Mr. Grady has considerable experience as a director of other publicly and privately held companies.

Director since 2013, age 52 Class III director nominee with term ending in 2019

Thomas B. Michaud

Senior Vice President of Stifel Financial Corp.

Other Public Company Directorships Within the Past 5 Years: KBW, Inc. (NYSE: KBW)

Career Highlights

•       Stifel Financial Corp. – Senior Vice President (February 2013 – present)

•       Keefe, Bruyette & Woods, Inc., a wholly owned broker-dealer subsidiary of Stifel Financial Corp.

•    Chairman and Chief Executive Officer (2011 – present)

•    President (2006 – present)

•    Director (1999 – present)

•       KBW, Inc.

•    Chief Executive Officer and President (2011 – 2013)

•    Chief Operating Officer (2005 – 2011)

•    Vice Chairman (2005 – 2013)

Other Professional Experience and Community Involvement

•       Chairman and Chief Executive Officer, Keefe, Bruyette & Woods, Ltd., London-based subsidiary

•       Director, Foreign Policy Association, a non-profit organization (2011 – present)

•       Capital Campaign Committee, Middlebury College (2007 – 2015)

•       Former Board Member, Greenwich Chapter of the American Red Cross ( 2003 – 2008)

•       Member, Greenwich Town Meeting (1994-2001)

•       M.B.A., Stern School of Business at New York University

•       Bachelor of Arts, Middlebury College

Experience and Qualifications

Mr. Michaud’s expertise in the financial and trading markets, his extensive knowledge of the banking sector, and his reputation and relationships within the financial services industry all serve to provide the Board with valuable institutional insights regarding our customer relationships, strategic development and direction, execution of our business plan, and the opportunities and challenges faced by our industry.

Director since 1996, age 69

Class III director nominee with term ending in 2019

Committee Service

Audit Committee

Compensation Committee (Chairman)

Executive Committee

Risk Management/Corporate Governance Committee

James M. Oates

Other Public Company Directorships Within the Past 5 Years: Duff & Phelps Select Energy MLP Fund Inc. (NYSE:DSE)

Career Highlights

•       Managing Director, The Wydown Group, a financial consulting firm (1994 – present)

•       Chairman, Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company (1997 – 2011)

•       Chief Executive Officer, Neworld Bank Corp. (1985 – 1994)

Other Professional Experience and Community Involvement

•       Board Member, Virtus Funds

•       Chairman of the Board, John Hancock Funds

•       Chairman of the Board, Emerson Investment Management, Inc.

•       Trustee Emeritus of Middlesex School, Concord, Massachusetts

•       Chairman, Connecticut River Bank (2000 – 2014)

•       Board Member, New Hampshire Trust Company (2000 – 2014)

•       Board member, Connecticut River Bancorp (2000 – 2014) (PK: CORB.PK)

•       M.B.A., Harvard Business School

•       B.A , Harvard College

Experience and Qualifications

Mr. Oates has led several financial services and consulting firms and has substantial investment experience serving on public company, mutual fund, and private investment boards and committees.

Director since 2007, age 60 Class III director nominee with term ending in 2019

Ben A. Plotkin

Vice Chairman and Senior Vice President of Stifel Financial Corp.

Career Highlights

•       Stifel Financial Corp. – Vice Chairman and Senior Vice President (August 2007 – present)

•       Stifel, Nicolaus & Company, Incorporated – Executive Vice President (February 2007 – present)

•       Ryan Beck & Company, Inc., a broker-dealer –

•    Chairman and Chief Executive Officer (1997 – February 2007)

•    Executive Vice President and Director (1990 – 1997)

•    Director and Vice President – Investment Banking Division (1987 – 1990)

Other Professional Experience and Community Involvement

•       Advised numerous financial services organizations throughout his career as a lawyer and investment banker

•       Member, World Presidents’ Organization

•       Member, Chief Executives Organization

•       Member, Board of Directors, BankAtlantic Bancorp (1998 – 2005)

•       Member, Executive Council and Board of Governors, American Jewish Committee

•       JD, Georgetown University Law Center

•       BBA, University of Florida

Experience and Qualifications

Mr. Plotkin’s expertise with respect to corporate strategy and advising financial services clients provides practical insight to the Board regarding key Company operations and strategic planning.

Incoming Directors
Director as of June 15, 2016, age 70 Class II director with term ending in 2018

Kathleen Brown

Other Current Public Company Directorships: Sempra Energy (NYSE:SRE)

Career Highlights

•       Partner, Manatt, Phelps and Phillips, LLP, focused on business counseling, government and regulatory affairs, particularly as they relate to the healthcare, energy, real estate and financial services industries (2013 – present).

•       Goldman Sachs, Inc. (2001 – 2013):

•    Chairman, Midwest Investment Banking (2010 – 2013)

•    Managing Director and Head, Western Region Public-Sector and Infrastructure Group (2003 – 2010)

•       Bank of America (1995 – 2000), numerous positions, including National Co-President, Private Bank and President, Southern California, Private Bank.

•       State of California, State Treasurer (1990 – 1994)

Other Professional Experience and Community Involvement

•       Forestar Group, Director (2007 – 2016)

•       Presidential Commission on Capital Budgeting, Co-Chair (1996 – 1997)

•       CALPERS, Trustee and CALSTRS, Trustee (1990 – 1995)

•       Los Angeles Board of Public Works, Commissioner (1987 – 1989)

•       Los Angeles Board of Education, Member (1975 – 1980)

•       J.D., Fordham University Law School

•       B.A., Stanford University

Experience and Qualifications

Ms. Brown brings 18 years of experience as a senior executive in the banking and financial services industry and 16 years of public-sector experience to the Board of Directors. Through her public service and service as an executive and director of leading financial service companies, Ms. Brown brings substantial knowledge and expertise to the Board of Director’s deliberations.

Director as of June 15, 2016, age 58 Class II director with term ending in 2018

Maura A. Markus

Other Current Public Company Directorships: Broadridge Financial Solutions, Inc. (NYSE: BR)

Career Highlights

•    Bank of the West, President, Chief Operating Officer and Board Director (2010 – 2014).

•    Citigroup (1987 – 2009)

•    Executive Vice President, Head of International Retail Banking (2007 – 2009)

•    President, Citibank N.A. (2000 – 2009)

•    European Sales and Marketing Director (1994 – 1997)

Other Professional Experience and Community Involvement

•    College of Mount St. Vincent in New York, Trustee

•    Catholic Charities San Francisco, Board Member

•    Year Up San Francisco Bay Area Talent and Opportunity Board, Member

•    Financial Services Roundtable, Former Member

•    M.B.A., Harvard Business School

•    B.A., Boston College, summa cum laude

Experience and Qualifications

Ms. Markus brings over twenty-five years of experience in banking to the Board of Directors, including as a senior executive. Ms. Markus has been named one of American Banker’s Most Powerful Women in Banking multiple times. Through her proven service as an executive and director of leading financial service companies, Ms. Markus brings substantial knowledge and expertise to the Board of Director’s deliberations.

Continuing Directors
Director since 2005, age 74 Class II director with term ending in 2018

Richard J. Himelfarb

Vice Chairman and Senior Vice President of Stifel Financial Corp.

Career Highlights

•       Stifel Financial Corp. – Senior Vice President (December 2005 – present)

•       Stifel, Nicolaus & Company, Incorporated

•    Executive Vice President and Director (December 2005 – present)

•    Chairman of Investment Banking (July 2009 – present)

•    Director of Investment Banking (December 2005 – July 2009)

•       Legg Mason, Inc.

•    Director (November 1983 – July 2005)

•    Executive Vice President (July 1995 – November 2005)

•    Senior Vice President (November 1983 – July 1995)

•       Legg Mason Wood Walker, Inc.

•    Executive Vice President (July 1995 – November 2005)

•    Senior Vice President (November 1983 – July 1995)

Other Professional Experience and Community Involvement

•       Practiced corporate, tax, and securities law for 16 years prior to joining Legg Mason

•       Member, Board of Directors, Greater Baltimore Committee

•       Member, Board of Directors, Kennedy Krieger Institute

•       Member, Board of Directors, University of Maryland Baltimore Foundation

•       Member, Executive Committee, Yale Law School Association

Experience and Qualifications

With more than 30 years of experience in the investment banking industry, Mr. Himelfarb provides critical insight with respect to the Company’s operations and assists the Board in its oversight of the Company’s investment banking businesses.

Director Since 2009, age 56 Class II director with term ending in 2018

Victor J. Nesi

Office of the President of Stifel Financial Corp.

Career Highlights

•       Stifel Financial Corp.

•    Office of the President (June 2014 – present)

•    Senior Vice President (July 2009 – June 2014)

•       Stifel, Nicolaus & Company, Incorporated – Executive Vice President and Co-Director of Institutional Group (July 2009 – present)

•       Merrill Lynch, a global investment firm

•    Global Head of the Technology, Telecommunications, and Media Industries Group within Merrill Lynch Global Private Equity (2007 – 2008)

•    Head, Americas Investment Banking (2005 – 2007)

•    Head, Telecom & Media Investment Banking Group (2001 – 2005)

Other Professional Experience and Community Involvement

•       Investment banker with two global investment banking firms for 7 years prior to joining Merrill Lynch

•       Practiced corporate and securities law for 4 years

Experience and Qualifications

With over 25 years of experience in capital markets, including international operations, Mr. Nesi has developed extensive knowledge of the industry. His substantial experience and perspective assists the Board in its review of the Company’s capital markets business.

Director since 2004, age 57 Class II director with term ending in 2018

James M. Zemlyak

Office of the President and Chief Financial Officer of Stifel Financial Corp.

Career Highlights

•       Stifel Financial Corp.

•    Office of the President and Chief Financial Officer (June 2014 – present)

•    Senior Vice President and Chief Financial Officer (1999 – June 2014)

•    Treasurer (1999 – 2011)

•    Stifel, Nicolaus & Company, Incorporated

•    Executive Vice President (2005 – present)

•    Chief Operating Officer (2002 – present)

•    Chief Financial Officer (1999 – 2006)

•       Managing Director and Chief Financial Officer, Baird Financial Corporation (1997 – 1999)

•       Senior Vice President and Chief Financial Officer, Robert W. Baird & Co. Incorporated (1994 – 1999)

Experience and Qualifications

Mr. Zemlyak has been our Chief Financial Officer since 1999, is a key leader of the Company, and has over 25 years of experience in the financial services industry. The Board believes his knowledge of our Company and its business is instrumental in formulating and executing our business plans and growth strategies.

Director since 2013, age 65 Class II director with term ending in 2018

Michael J. Zimmerman

Other Public Company Directorships Within the Past 5 Years: KBW, Inc. (NYSE: KBW), Financial Federal Corporation (NYSE: FIF), Overseas Shipholding Group, Inc. (FINRA OTC: OSGIQ), and Smithfield Foods, Inc. (NYSE: SFD)

Career Highlights

•       Continental Grain Company, a diversified international agribusiness and investment firm

•    Vice Chairman (2012 - present)

•    Executive Vice President and Chief Financial Officer (1999 – 2012)

•    Senior Vice President, Investments and Strategy (1996 – 1999)

•       Managing Director, Salomon Brothers, Inc. (1976 – 1996)

Other Professional Experience and Community Involvement

•       Investment Committee Member, Arlon Group LLC, an investment subsidiary of Continental Grain Company

•       Board Member and Chairman, Audit Committee, of Castleton Commodities, Inc., a leading merchant energy company

•       Trustee, Mount Sinai Health System, a non-profit health care organization

•       Chairman, FOJP Service Corporation, a non-profit insurance company

•       Chairman, Investment Committee, U.S. Holocaust Memorial Museum

Experience and Qualifications

Mr. Zimmerman’s experience within the financial services industry and his broad understanding of investment banking both as an industry and a culture provide valuable judgment and insights, including those relevant to the recent economic climate. This background, together with the perspectives applied from his past and present service on other boards, including as an independent director and audit committee member of a publicly held company, brings a knowledge and a skill set that are integral to our Board.

Director since 1997, age 75

Class I director with term ending

in 2017

Committee Service

Audit Committee (Chairman)

Compensation Committee

Executive Committee

Risk Management/Corporate Governance Committee

Bruce A. Beda

Mr. Beda is the Independent Lead Director of Stifel Financial Corp.

Career Highlights

•       Chief Executive Officer, Kilbourn Capital Management, LLC, a financial asset manager (2001 – present)

•    Held various management positions at two Fortune 200 companies for 15 years, including Treasurer of Domestic Operations for Kimberly-Clark Corporation from (1975 – 1979), and was Chief Financial Officer of a public company

Other Professional Experience and Community Involvement

•       M.B.A., Finance, University of Michigan

•       B.B.A, Accounting, University of Michigan

Experience and Qualifications

Mr. Beda has financial expertise and decade-long leadership as a financial asset manager and provides an important historical perspective with respect to Company operations. Mr. Beda also has substantial experience as a director of other publicly held companies, having served on five other public company boards.

Director since 2003, age 74 Class I director with term ending in 2017 Committee Service Compensation Committee Risk Management/Corporate Governance Committee

Frederick O. Hanser

Career Highlights

•       Stifel Bank & Trust, a subsidiary of Stifel Financial Corp.

•    Chairman of the Audit Committee (2010 – present)

•    Director and Vice Chairman (2007 – present)

•       Director, SLC Holdings, LLC, the manager and holding company for the St. Louis Cardinals, LLC (1996 – 2013)

•       Chairman and Vice Chairman, St. Louis Cardinals, LLC, a professional baseball team (1996 – 2010)

•       Attorney, Fordyce and Mayne, a law firm

•       Attorney, Armstrong, Teasdale LLP, a law firm

Other Professional Experience and Community Involvement

•       One of three principal organizers and Member, Board of Directors, of Mississippi Valley Bancshares, Inc., a bank holding company for Southwest Bank of St. Louis (NASDAQ: MVBI) (Purchased by Southwest Bank of St. Louis in 1984)

•       Practiced law for 29 years, focused in banking, corporate and estate taxation, medical law, venture capital, and closely held businesses

•       B.A., Yale University

•       J.D., Washington University

•       Former Member, Board of Directors, CrimeStoppers – St. Louis Region

•       Former Member, Board of Directors, and President, BackStoppers, Inc.

Experience and Qualifications

Mr. Hanser has extensive legal and managerial background, as well as experience as a director of other financial services companies.

Director since 1997, age 57 Class I director with term ending in 2017 Committee Service Executive Committee (Co-Chairman)

Ronald J. Kruszewski

Chairman of the Board of Directors and Chief Executive Officer of Stifel Financial Corp.

Career Highlights

•       Stifel Financial Corp.

•    Chairman (2001 – present)

•    Chief Executive Officer (September 1997 – present)

•    President (September 1997 – June 2014)

•       Stifel, Nicolaus & Company, Incorporated

•    Chairman (2001 – present)

•    President (April 2011 – present)

•    Chief Executive Officer (September 1997 – present)

Other Professional Experience and Community Involvement

•       Member, Board of Directors, Securities Industry and Financial Markets Association (SIFMA)

•       Member, Federal Advisory Council, St. Louis Federal Reserve Board of Directors

•       Member, U.S. Ski and Snowboard Team Foundation Board

•       Chairman of Downtown Now!

•       Member, Board of Directors, St. Louis Regional Chamber

•       Member, Board of Directors, Barnes-Jewish Hospital

•       Member, Regional Business Council in St. Louis

•       Member, World Presidents’ Organization - St. Louis Chapter

•       Former Chairman, Downtown St. Louis Partnership, Inc.

Experience and Qualifications

Mr. Kruszewski has extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of the Company’s day-to-day operations and strategy.

Director since 2005, age 54 Class I director with term ending in 2017

Thomas P. Mulroy

Office of the President of Stifel Financial Corp.

Career Highlights

•       Stifel Financial Corp.

•    Office of the President (June 2014 – present)

•    Senior Vice President (December 2005 – June 2014)

•       Stifel, Nicolaus & Company, Incorporated

•    Executive Vice President (December 2005 – present)

•    Co-Director of Institutional Group (July 2009 – present)

•    Director, Equity Capital Markets (December 2005 – July 2009)

•       Legg Mason, Inc. – Executive Vice President (1986 – November 2005)

Other Professional Experience and Community Involvement

•       Chairman of the Board of Stifel Nicolaus Europe Limited

•       B.S. in finance, Ithaca College

•       M.B.A. in finance, American University

Experience and Qualifications

With over 25 years of experience in capital markets, Mr. Mulroy has developed extensive knowledge of the industry. His substantial experience and perspective assists the Board in its review of the Company’s capital markets business.

Director since 2010, age 75 Class I director with term ending in 2017 Committee Service Executive Committee (Co-Chairman)

Thomas W. Weisel

Chairman of the Board of Directors of Stifel Financial Corp.

Other Public Company Directorships Within the Past 5 Years: Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG)

Career Highlights

•       Chairman and Chief Executive Officer, Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) (1999 – 2010)

•       Founder, Chairman, and Chief Executive Officer, Montgomery Securities (1971 – 1997)

Other Professional Experience and Community Involvement

•       Member and former Chairman, U.S. Ski and Snowboarding Team Foundation (1977 – present)

•       Chairman, USA Cycling Foundation Board (2000 – present)

•       Member, Board of Trustees, San Francisco Museum of Modern Art (1982 – present)

•       Chairman and Board Member, Empower America (1994 – 2002)

•       Chairman, Capital Campaign for California School of Arts & Crafts (1996 – 1997)

•       Member, Board of Directors, Stanford Endowment Management Board (2001 – 2009)

•       Member, Advisory Board, Harvard Business School (2007 – 2009)

•       Board Member, NASDAQ (2002 – 2006)

•       Trustee, Museum of Modern Art in New York (1996 – 2011)

Experience and Qualifications

Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, as evidenced by his founding and development of the investment firms of Thomas Weisel Partners Group, Inc. (“TWPG”) and Montgomery Securities prior to joining the Company.

Director since 2007, age 60 Class I director with term ending in 2017 Committee Service Audit Committee

Kelvin R. Westbrook

Other Current Public Company Directorships: Archer-Daniels Midland Company (NYSE: ADM), Camden Property Trust (NYSE: CPT), and T-Mobile US, Inc. (NYSE: TMUS)

Career Highlights

•       President and Chief Executive Officer, KRW Advisors, LLC, a privately held telecommunications and media consulting and advisory services firm (October 2007 – present)

•       Broadstripe, LLC (formerly known as Millennium Digital Media Systems, LLC), broadband services company (1)

•       Chairman and Chief Strategic Officer (September 2006 – October 2007)

•       President and Chief Executive Officer (May 1997 – September 2006)

•       Partner of a national law firm

Other Professional Experience and Community Involvement

•       Chairman, Board of Directors, BJC HealthCare

•       Chairman, Board of Directors, St. Louis Children’s Hospital

•       Member, Board of Directors, National Cable Satellite Corporation, better known as C-SPAN (2002 – 2011)

•       J.D., Harvard Law School

•       B.A. University of Washington

Experience and Qualifications

Mr. Westbrook brings legal, media, and marketing expertise to the Board of Directors. In addition, through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Westbrook has gained an in-depth knowledge and expertise in corporate governance.

Broadstripe, LLC and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately 15 months after Mr. Westbrook resigned from the firm.

Compensation Matters

Item II – An Advisory Vote To Approve Executive Compensation (Say on Pay)

In deciding how to vote on this proposal, you are encouraged to consider the description of the Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section of this proxy statement, including the CD&A Roadmap on page 20, and the 2015 Summary Compensation Tables beginning on page 62.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our named executive officers. We will include this advisory vote on an annual basis, at least until the next advisory vote on the frequency of our say on pay votes (no later than our 2017 Annual Meeting of shareholders).

2015 Say on Pay Vote

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required by Section 14A of the Exchange Act to provide shareholders with an advisory vote on executive compensation on an annual basis. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee, or the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. For these reasons, the Board unanimously recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s Annual Meeting of shareholders to be held on June 15, 2016, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and other related information.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require the affirmative vote of the shares cast, in person or by proxy on this resolution. As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

Executive Summary

We design our executive compensation program to drive shareholder value by aligning the incentives of management with the key goals of our businesses in a manner consistent with best practice. We regularly review our pay practices and actively seek out and strongly consider shareholder feedback in making potential changes. The following Compensation Discussion and Analysis (“CD&A”) is organized around five key considerations (summarized in the exhibit on next page) that we believe shareholders should focus on in their evaluation of our “Say on Pay” proposal. The roadmap guides you through the principles, objectives and process of our Board’s Compensation Committee (the “Committee”) in designing and implementing compensation programs for our Chief Executive Officer, Chief Financial Officer, and our next three most highly compensated executive officers (referred to in the CD&A as our “named executive officers” or ‘‘Executive Officers’’).

Our Board of Directors unanimously recommends a vote FOR the resolution approving the executive compensation of our named executive officers.

Compensation Discussion & Analysis

Roadmap

•       2015 was our 20th consecutive year of record non-GAAP net revenues, with near-record non-GAAP pre-tax net income and record revenues and pre-tax operating income in Global Wealth Management.

•       Our stock price was $42.36 at the end of 2015, down 17%, and experienced weakness in Q1 2016.

•       During 2015, we successfully consummated acquisitions of Sterne Agee and Barclays Wealth Management business.

•       We invested significantly in our risk management, compliance, and internal audit functions, with the objective of increasing assets.

•       We substantially grew assets in Q4 2015 after deliberately maintaining assets below $10 billion in 2014 and most of 2015 as we focused on building out infrastructure, including technology, people and training.

•       We improved our incentive decisions framework and more fully incorporated quantitative criteria.

•       We introduced performance-based restricted stock units (PRSUs), a new deferred compensation vehicle for named executive officers based on predefined future performance metrics.

•       We retained an independent compensation consultant.

•       We measured our pay and performance against identified peers.

•       We met with over 25 institutional shareholders representing over 55% of outstanding shares.

•       We pay for performance, with a focus on long-term shareholder interests.

•       Our pay practices foster the entrepreneurial, meritocratic culture that attracts the talent to sustain our demonstrated success.

•       We provide pay decision transparency and alignment pay to a framework of internal and external facts.

•       Stated, objective criteria are the basis for assessing Company and named executive officer performance and making pay decisions.

•       We paid our named executive officers compensation taking into consideration 2015 performance as well as the mix of compensation elements.

•       In comparison to prior years, variable compensation was overwhelmingly in the form of “At-Risk” (deferred) compensation and not in the form of cash bonuses.

•       The mix of “At-Risk” (deferred) compensation was 40% RSUs and 60% PRSUs

•       Our emphasis on deferred compensation links named executive officer pay directly to share price and shareholder value over time.

•       Our new PRSUs link named executive officer compensation to future non-GAAP pre-tax net income, EPS and ROE performance metrics.

•       We evaluate each named executive officer’s contribution to Company risk control in setting annual pay.

•       We maintain control over pay through ownership requirements, anti-hedging rules and double triggers.

•       In the last twelve months, we have responded to shareholder input on pay practices with commitments followed by action.

•       We have based our pay decisions on a clear factual framework that aligns pay with long-term shareholder interests.

•       Our 2015 performance was strong.

•       2015 pay decisions were aligned to performance and shareholder interests by use of objective criteria.

•       We have added future-performance metrics-based deferred compensation to our compensation mix.

How Did We Perform?

We continue to grow and invest in our future.

•    2015 was our 20th consecutive year of record non-GAAP net revenues, with near-record non-GAAP pre-tax net income and record revenues and pre-tax operating income in Global Wealth Management.

•    Our stock price was $42.36 at the end of 2015, down 17%, and experienced weakness in Q1 2016.

•    During 2015, we successfully consummated acquisitions of Sterne Agee and Barclays Wealth Management business.

•    We invested significantly in our risk management, compliance, and internal audit functions, with the objective of increasing assets.

•    We substantially grew assets in Q4 2015 after deliberately maintaining assets below $10 billion throughout 2014 and most of 2015.

Highlights of 2015 Performance

The past year was a strong one for Stifel. Highlights include:

•	Record annual non-GAAP net revenues of $2,335.0 million, an increase of 5.5% from 2014.

•	20th consecutive annual increase in net revenues.

•	Non-GAAP pre-tax income of $303.0 million, our second-strongest year.

•	Non-GAAP net income per diluted common share of $2.26, our second-strongest annual performance.

See Use of Non-GAAP Measures at page 58.

Segment, Balance Sheet and Infrastructure Highlights

The past year was a strong one for Stifel. Highlights for 2015 include:

Key Financial Metrics and Long-Term Performance

(1)	Operating results are from continuing operations. The results from SN Canada are classified as discontinued operations for all periods presented. Non-GAAP measures reflect adjusted for: acquisition-related charges, certain litigation-related expenses and certain tax benefits. See Use of Non-GAAP Measures at page 58.
(2)	All per-share amounts reflect the three-for-two stock split in April 2011.

We have delivered strong financial performance over a sustained period of time. Our stock was competitive with the S&P 500 Financials Index over the last 5 years and peer companies during the same period. Over the last 10 years, Stifel has significantly outperformed peer companies and the S&P 500 Financials Index. Our stock exhibited very strong relative and absolute performance during the 2008 through 2010 period, which is a factor in some of our relative performance against peers and benchmarks over the last 5 years, 2011 through 2015.

Relative performance of SF Common Stock

10-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

5-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

Relative Performance	10-Year		5-Year
	Growth	CAGR	Growth	CAGR
SF Common Stock	153.6%	9.8%	2.0%	0.4%
Peer Group(1)	10.2%	1.0%	14.0%	2.7%
S&P 500 Index	63.7%	5.1%	81.0%	12.6%

(1)	The peer group is described on page 28, Identification of Peer Group.

Additional Performance Indicators(1)	2015	2014	2013	2007
Non-GAAP Return on Equity	18.4%	9.5%	9.8%	18.4%
Change in Stock Price/TSR	-17.0%	6.5%	49.9%	34.0%
Non-GAAP Pre-Tax Margin on Net Revenues	13.0%	15.2%	14.9%	14.5%
Book Value Per Share	$37.19	$35.00	$32.30	$27.54
Non-GAAP Compensation to Revenue Ratio	63.0	62.3	62.5	64.7

(1)	See Use of Non-GAAP Measures at page 61.

Strategic Execution

Stifel continued in 2015 to execute on its strategy of building a premier wealth management and investment banking firm by means of organic growth and opportunistic acquisition. Each acquisition in 2015 has fit Stifel’s differentiated value proposition of growth, scale and stability that blends many of the advantages, but avoids most of the weaknesses, of larger bulge bracket and smaller boutique firms. We execute strategic opportunities only when accretive:

•	To our shareholders, through expected revenue and EPS growth in a reasonable timeframe.

•	To our associates, through additional capabilities and new geographies.

•	To our clients, through greater relevance and expanded product offerings.

•	To our new partners, through the stability of Stifel’s size and scale, coupled with a significant retention of their own ability to direct their own businesses.

Our Board of Directors and the Committee understand that Stifel executes on strategic opportunities to maximize retention and tax benefits. The result is non-GAAP charges to earnings, as opposed to an increase of goodwill on our balance sheet. All of those elements of our acquisition strategy result in tangible benefits to Stifel. Conversely, we do not structure our acquisitions to improve GAAP treatment in the absence of other, compelling tangible benefits. This strategy for executing acquisitions is the most important reason we describe both GAAP and non-GAAP results: the non-GAAP results illuminate how we structure and view our strategic acquisitions.

Stifel’s acquisitions are a catalyst for organic growth. Consistent with our approach to a balanced business model, acquisitions have accounted for approximately 50% of Stifel’s revenue growth since 2005. Organic growth from our existing businesses accounts for the difference, approximately 50%. We position Stifel to take advantage of opportunities to add talented professionals, services, products and capabilities, whether the vehicle is an acquisition or organic hiring.

Significant Progress in Strengthening Controls and our Culture

We are a firm that has grown tremendously over the past decade and anticipate continued growth through the next decade. We believe that a strong and sustainable control environment is integral to achieve this end. And we have committed the effort and resources to build a platform for growth by enhancing on an ongoing basis our risk and control practices.

•	Ongoing Risk Management. Stifel continued to conservatively manage its balance sheet, capital, liquidity and overall risk in 2015. The Board’s Risk Committee oversees major risk exposures, including market, credit, capital & liquidity, operational, regulatory, strategic and reputational risks. Our Enterprise Risk Management program, under the direction of our Chief Risk Officer, and other members of the firm’s management have prepared a series of risk appetite statements that articulate our overall risk culture. The Board’s Risk Committee reviews and approves risk appetite statements at least annually and receives at least quarterly updates on the firm’s adherence to them. Further, the Board’s Risk Committee receives quarterly risk assessments that identify, measure, and monitor existing and emerging risks, in addition to any changes to internal controls.

•	Investing in our infrastructure. We have continued to build out the infrastructure that enables us to continue to execute on our growth strategies, by bolstering our risk management, compliance, and internal audit functions, and ensuring that we fully comply with new and existing regulatory requirements. For example, we have made significant additions to our staff who stress-test risk exposures and monitor compliance with rules and regulations. We have also significantly augmented the tools available to this staff. In addition, building on our in-depth risk assessment in late 2014, our internal audit team performed more than 100 internal audits this year.

•	Building on our strong relationships with regulators. Stifel recognizes the critical importance to the safety and soundness of our firm, and the value to our growth strategy, of building on the strong relationships we maintain with our regulators. Our history of growth in the heavily-regulated financial services industry, both organically and through acquisitions, is evidence of this commitment.

Enhancing the Customer Experience to Deliver Sustained Performance

Stifel has invested significantly to integrate wealth management capabilities, including financial and estate planning to the Global Wealth Management segment. These investments help our financial advisors deliver solutions to clients that are tailored to their particular needs. Likewise, through prudence, training and relationship building, we are bringing lending solutions to clients seeking liquidity.

In 2015 Stifel’s client portal and mobile applications were enhanced to improve client experience and increase account insight. The firm also installed a fully-integrated alternative investment program to help manage and report alternatives alongside traditional custody assets. The firm is committed to going further: enhancing reporting tools to satisfy client demand for deeper insight into their portfolios.

Investment in Our People

Much of the value of our franchise and brand is a direct result of the quality and effectiveness of our employees. Our ability to maintain our franchise and financial performance over the long-term depends upon our ability to continue to attract and retain high-quality employees.

Employee Development: In 2015, as in prior years, we have invested in cross-training and continuing education for our team.

Management Development: Several departments in 2015 established management development programs that identify and prepare leaders within our firm for wider institutional responsibilities. These programs are part of our formal annual performance appraisal process.

Succession Planning: The Board has established the Office of the President and developed a succession plan. The Board discusses succession planning in its executive sessions.

Diversity: Stifel nurtures a culture which values the diversity of its work force and encourages independent thinking by all our associates, regardless of background or role within our firm. By listening to our associates from our various acquisitions, Stifel integrates best practices and strengthens the firm.

How Did We Respond to Shareholder Input?

Shareholders spoke and we acted.

•	We improved our incentive decisions framework and more fully incorporated quantitative criteria.

•	We introduced performance-based restricted stock units (PRSUs), a new deferred compensation vehicle for Executive Officers based on predefined future performance metrics.

•	We retained an independent compensation consultant.

•	We measured our pay and performance against identified peers.

Shareholder Outreach and Committee Action

Last year, our compensation program received majority support from shareholders. However, in contrast to stronger support in recent years’ say-on-pay advisory votes, the compensation program in 2015 was supported by 56% of votes cast. In response to this decrease in shareholder support, senior management and the Committee greatly expanded its shareholder outreach in 2015 and responded more directly to shareholder input. Our outreach to shareholders concerning our executive compensation has enabled us both to obtain fuller shareholder input and also to share the enhancements we have made to the program in the last year. Our outreach has encompassed over 25 institutional shareholders representing over 55% of outstanding shares. We also communicate regularly with our employees, who hold approximately 16% of outstanding shares, including by means of an annual “State of Stifel” address that over a thousand of our employees attend personally, with many more participating by streaming video. Our Committee has responded with commitment and action to shareholder feedback received through direct interactions and previous years’ “say on pay” advisory votes. Shareholder feedback has focused on our setting clear goals for executives in connection with their compensation, greater utilization of performance-based awards, and improved disclosure. We have listened and responded to each of these, with clearly articulated goals, the introduction of performance-based awards, and much fuller disclosure. (Shareholder feedback has naturally not been confined to pay matters and has included encouragement to declassify our board and increase the board’s diversity. Our board has responded with a proposal to shareholders to declassify the board and with appointment of two deeply qualified women to succeed retiring directors – and also named a lead independent director.) On matters of executive compensation, these actions also include follow through on each commitment our Committee made in its letter to shareholders on June 23, 2015.

Compensation Committee Commitment	Compensation Committee Actions	Cross-Reference
To better explain our compensation principles and goals	The Compensation Committee has adopted and communicated to shareholders a formal statement of its compensation guiding principles and goals	Page 35, Executive Pay Principles
To enhance and describe more fully the particular quantitative and qualitative factors used in a specific year determining Executive Officer compensation	Developed incentive framework, incorporating quantitative and qualitative criteria used as a basis for compensation decisions	Page 40, The Committee’s Process for Decision Making
To establish long-term component of Executive Officer compensation that is based on predetermined performance-based metrics	Newly adopted performance-based restricted stock units (PRSUs) earned over a 4-year period based on predetermined Non-GAAP ROE, Non-GAAP Pre-Tax Net Income, and Non-GAAP EPS goals	Page 53, Performance- Based Restricted Stock Units, PRSUs
To describe and enhance the formal process by which Executive Officer compensation is evaluated and determined	The Compensation Committee has adopted a formal process, including the incentive framework and individual goals for determining Executive Officer Compensation	Page 43, 2015 Incentive Framework Results in Summary Page 49 Named Executive Office Performance
To retain an independent compensation consultant to make recommendations	Compensation Advisory Partners LLC (CAP) engaged as of August 2015	Page 28, Retention of Compensation Committee Consultant
To continue to reach out to shareholders for feedback on executive compensation, to improve our disclosure process, and to address concerns raised	The Compensation Committee has solicited feedback from over 25 institutional shareholders, representing over 55% of shares outstanding, enhanced its disclosure process, and addressed an array of shareholder input regarding executive compensation. The Compensation Committee will continue this shareholder outreach.	Page 26, Shareholder Outreach and Committee Action Page 27, Responsiveness to Institutional Shareholder Guidance

Responsiveness to Institutional Shareholder Guidance

A number of our institutional shareholders publish proxy voting guidelines. Below are some typical guidelines on executive compensation, our corresponding response, and a cross reference to the section of this CD&A in which we provide additional information.

Institutional Shareholder Guidelines	Stifel Response	Cross-Reference
Compensation committee should maintain significant flexibility in administering compensation programs utilizing the appropriate performance measures for the Company.

Our executive compensation program is overseen by our Committee with the overarching mandate of driving long-term value creation.

Our executive compensation practices are designed to advance Stifel’s goal of being a leading wealth management and investment banking company that is entrepreneurial and appropriately manages risk.

Page 35, Our Compensation Principles and Practices
Incentive plans should reflect strategy and incorporate long-term shareholder value drivers, including metrics and timeframes.

Our Committee has developed a facts-based, performance-focused framework by which it assesses Executive Officer performance and sets compensation against clearly stated and measured company and business goals.

Our new equity vehicle – Performance-Based Restricted Stock Units (PRSUs) are primarily based on three primary financial performance metrics: (1) non-GAAP ROE, (2) non-GAAP pre-tax net income, and (3) non-GAAP EPS.

Page 43, The Incentive Framework Page 53 Performance-Based Restricted Stock Units, PRSUs
Performance results should generally be achieved over a 3-5 year time horizon.	PRSUs will be measured over a 4-year period and vested over a 5-year period.	Page 53, Performance-Based Restricted Stock Units, PRSUs
Compensation structures that are significantly different from market practice require clear disclosure.	Our compensation structure and incentive mix is not significantly different from market and industry practices.	Page 31, Key Executive Compensation Elements
Peer group evaluation should be used to maintain awareness of pay levels and practices.

Our peer group was established by Compensation Advisory Partners LLC (CAP), our independent compensation consultant.

CAP provided the Committee with market data on executive compensation trends and Executive Officer compensation levels, and assisted the Committee with evaluation of pay-for-performance alignment.

Page 28, Retention of Compensation Committee Consultant Page 28, Identification of Peer Group
Incentive plans should not encourage excessive risk taking.	Our incentive plans do not encourage excessive risk taking. Stifel is an entrepreneurial meritocracy that manages its risks conservatively. This philosophy translates into evaluating performance and making pay decisions.	Page 35, Executive Pay Principles
Disclose the rationale behind the selection of pay vehicles and how these fit with intended incentives.	Our key executive compensation program elements include fixed and variable compensation, and we have disclosed the rationale behind the selection of pay vehicles and how they fit with intended incentives in detail in the sections referenced to the right.	Page 31, Key Executive Compensation Program Elements Page 32, Committee’s Perspective on Compensation Elements Page 41, Committee Determinations of 2015 Annual Incentive Compensation
Company’s response to shareholder feedback.	Senior management and the Committee greatly expanded its shareholder outreach in 2015 and responded more directly to shareholder input.	Page 26, Shareholder Outreach and Committee Action

Performance-Based Restricted Stock Units (PRSUs), New

The Committee has introduced Performance-based Restricted Stock Units (PRSUs) as a significant component of named executive officer compensation. This new equity vehicle will be earned over a four-year performance period based on achievement of pre-determined performance objectives. For the 2016-2019 performance cycle used for the 2015 awards of PRSUs, the performance criteria selected are Non-GAAP Net Revenue growth, Non-GAAP Pre-Tax Income growth and Non-GAAP EPS growth, equally weighted. These criteria were selected because they align with long-term shareholder objectives, accord with how the market assesses long-term performance of similar financial service firms and are consistent with our stated objectives. PRSUs are described in more detail beginning on page 53.

Retention of Compensation Committee Consultant

In August of 2015, the Committee retained Compensation Advisory Partners LLC (“CAP”) as the Committee’s independent Compensation Consultant. CAP reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. These services include reviewing this compensation discussion and analysis, advising on compensation program design such as the new PRSUs and peer company selection, providing market data on executive compensation trends and named executive officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

Prior to retaining CAP, the Committee considered the conflicts-of-interest related considerations for retention of a compensation consultant set out in the NYSE’s listing standards.

Identification of Peer Group

In 2015, CAP identified and the Committee adopted a “core” peer group as a reference group for the Committee’s review of pay and performance and market practices. Our “core” peer group is based on similarly-sized companies operating in the investment banking, brokerage and asset management businesses. In addition to the “core” peer group, the Committee reviewed executive compensation practices of a “corporate” peer group of select other financial services firms in reference to compensation decisions for Mr. Kruszewski, which included compensation information for similar positions in companies with characteristics comparable to Stifel. The following table lists the companies that make up each of those peer groups:

Core Peer Group	Corporate Peer Group

Affiliated Managers Group Inc.

Eaton Vance Corp.

Evercore Partners Inc.

Greenhill & Co., Inc.

Lazard Ltd.

Legg Mason Inc.

LPL Financial Holdings Inc.

Oppenheimer Holdings Inc.

Piper Jaffray Companies

Raymond James Financial, Inc.

T. Rowe Price Group, Inc.

Ameriprise Financial Inc.

Charles Schwab Corp.

Comerica

E Trade Financial Corp.

Edward Jones

Franklin Resources Inc.

Invesco Ltd.

Leucadia National Corp. (Jeffries)

Northern Trust Corp.

Robert W. Baird

State Street Corp.

TD Ameritrade Holding Corp.

The tables below set forth a summary of the financial attributes of each of our Core Peer Group and our Corporate Peer Group, (e.g., revenue, net income, earnings per shares, market capitalization and number of employees), and our relative positioning based upon those attributes.

Core Peer Group, Key Indicators, 2015:

	Net Revenues ($ millions)	Net Income ($ millions)	Market Capitalization ($ millions)	Number of Employees
25th Percentile	$1,416	$314	$5,805	2,979
Median	$2,275	$324	$6,214	3,308
75th Percentile	$3,700	$924	$16,783	8,326
Stifel	$2,335	$193	$2,839	7,113

Corporate Peer Group, Key Indicators, 2015:

	Net Revenues ($ millions)	Net Income ($ millions)	Market Capitalization ($ millions)	Number of Employees
25th Percentile	$4,416	$723	$15,108	11,207
Median	$6,592	$1,019	$20,694	14,336
75th Percentile	$9,691	$1,830	$31,317	26,778
Stifel	$2,335	$193	$2,839	7,113

How Do We Determine Pay and Assess Performance?

The Committee’s determinations of pay and assessments of performance are governed by stated principles, a defined process and an objective framework.

•	We pay for performance, with a focus on long-term shareholder interests.

•	Our pay practices foster the entrepreneurial, meritocratic culture that attracts the talent to sustain our demonstrated success.

•	We provide pay decision transparency and alignment pay to a framework of internal and external facts.

•	Stated, objective criteria are the basis for assessing Company and named executive officer performance and making pay decisions.

Executive Summary

Our executive compensation strategy is designed to advance Stifel’s goal of being a premier wealth management and investment banking company. Stifel is an entrepreneurial meritocracy that manages its risks conservatively. We take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. Accordingly, the Committee’s executive compensation program emphasizes compensation that is aligned with our company’s performance.

Balancing Short- and Long-Term Incentives with “Realized” and “At-Risk” Compensation

The Committee recognizes importance of striking a balance between long-term incentives linked to shareholder returns and short-term incentives linked to the annual performance of the Company. The Committee considers such factors as the level of cash salary, stock-based salary, annual incentive compensation, long-term incentive compensation, and the overall equity ownership of the Company’s CEO and other named executive officers. On balance, the Committee strives to emphasize long-term incentives linked to shareholder returns while recognizing the importance of annual performance compensation. In doing so, the Committee assesses each component of compensation as to its emphasis on short-term verses long-term incentives. In addition, when assessing the incentive of various components of compensation, the committee considers whether the compensation is “Realized” (meaning that it is not forfeitable) or “At-Risk” (meaning that it is potentially forfeitable because it is subject to time- or performance-based vesting).

The Importance of Stock Ownership

The Committee considers the overall level of equity ownership maintained by an executive officer as important indicia of the alignment of that individual with shareholders. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system. More generally, the Committee views share ownership as an important factor that, even before compensation decisions for a particular year are made, aligns the senior management with shareholders.

Key Executive Compensation Program Elements

The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes. “Realized” compensation is paid (or vests) to the Executive Officer either during or on account of the year and is of fixed realizable value and ordinarily available to the Executive Officer. “At-Risk” compensation, by contrast, is delayed and subject to future conditions. The Executive Officer risks losing this compensation on account of these conditions not being met.

Pay			How it is Determined	What it Does
Element	Impact	Type
Base Salary

•  Consistent with our compensation principles, Stifel maintains modest salary levels and provides most of its compensation in the form of variable incentive compensation

•  Base salary for CEO and most Executive Officers has not increased in recent years

• Provides a base level of fixed pay
Stock-Based Salary			• Stock-based salary is the annually vesting portion of time-based RSUs with a 10-year vesting period (generally LTIAs) • Periodically granted	• Increases the level of salary, or fixed annual pay • Vesting for LTIAs may accelerate to 5 years based on predetermined EPS goals, furthering alignment with shareholder interests
Cash Bonus

•  Varies annually based on Company and individual performance

•  Structured to better align total pay with overall Company performance

•  Tied to incentive framework, which includes key corporate, strategic and individual performance indications

•  Decisions also based on individual goals and performance of business segment.

•  Capped by the shareholder approved Executive Incentive Performance Plan (“EIPP”)

• Provides a competitive annual incentive • Aligns executive with shareholder interests in annual performance
Debentures				• Aligns executive with shareholder interests in annual performance • Encourages retention by vesting over 5 years
RSUs				• Aligns executive with shareholder interests in both annual performance and share value growth • Encourages retention by vesting over 5 years
PRSUs			• Performance based: directly tied to achievement of specific goals over a 4-year period • Metrics are Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non-GAAP EPS

•  Aligns executive with shareholder interests in both annual performance and share value growth

•  Performance depends on achievement of pre-set 4-year goals, thus further aligning executive with shareholder interests

•  Encourages retention by vesting over 5 years

Retirement Plans

•  Named executive officers participate in the same retirement plans available to employees generally

•  Profit sharing plan with a match of up to 50% of the first $2,000 in employee contribution to 401(k) plan

•  Employee stock ownership plan and trust

• 401(k) facilitates tax-advantaged retirement savings
Other Benefits			• Benefits provided to named executive officers are generally in line with those available to other employees • Limited Executive Officer perquisites	• Maintains alignment between named executive officers and other employees by limiting additional perquisites

The Committee’s Perspective on the Compensation Elements

The following section describes the Committee’s views on how each element of compensation fits within the Committee’s perspective on short-term vs. long-term incentives and within the Committee’s framework of “Realized” vs. “At-risk” compensation.

Base Salary

The Committee views base salary as a short-term incentive and a component of Realized annual compensation. As such, we pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy. The Committee does not emphasize base salary as indicated by the fact that there has been no change to CEO’s or to the other named executive officers’ base salary since the year in which each of them joined Stifel (Ronald J. Kruszewski in 1997, James M. Zemlyak in 1999, Victor J. Nesi in 2009, Thomas P. Mulroy in 2005 and Thomas B. Michaud in 2013). The following table presents the base salary of the named executive officers:

Named Executive Officers	2015 Base Salary	2014 Base Salary
Kruszewski, Ronald J.	$200,000	$200,000
Zemlyak, James M.	$175,000	$175,000
Nesi, Victor J.	$250,000	$250,000
Mulroy, Thomas P.	$250,000	$250,000
Michaud, Thomas B.	$250,000	$250,000

Stock-Based Salary

The Committee views stock-based salary as a long-term incentive that is both “Realized” (in the sense that it is not subject to further vesting in the year it is counted as stock-based salary) and “At-Risk” (in the sense that it is forfeitable between the date it is granted and the date on which it vests). Furthermore, the value of stock-based salary is tied to the performance of Stifel stock between the grant date and the vesting date, which serves the purpose of further aligning named executive officers’ incentives with shareholders. As such, this component of compensation balances the objectives of both short-term and long-term incentives. The amount of stock-based compensation in 2015 and 2014 are as follows:

Named Executive Officers	2015 Stock-Based Salary	2014 Stock-Based Salary
Kruszewski, Ronald J.	$600,000	$600,000
Zemlyak, James M.	$420,000	$420,000
Nesi, Victor J.	$400,000	$400,000
Mulroy, Thomas P.	$400,000	$400,000
Michaud, Thomas B.	$150,000	$150,000

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provide a significant portion of the total annual compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and deferred compensation (RSUs and debentures) that is variable based upon (i) the financial performance for our Company and the business units in which the executive officer serves and (ii) a qualitative evaluation of the individual executive officer’s performance for the year.

The Components of Annual Incentive Compensation are as follows:

•	Cash, which the Committee views as a short-term incentive and a component of Realized annual compensation.

•	Time-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, time-based deferred compensation has been a combination of restricted stock units and debentures.

•	Performance-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. This third component is new to compensation in 2015.

Collectively, the above three compensation elements comprise Annual Incentive Compensation, which is the most important part of Compensation determined by the Committee each year. In making that annual determination, the Committee has developed a facts-based, performance-focused framework by which it assesses named executive officer performance and sets compensation against clearly stated and measured company and business goals. At the beginning of each year, the Committee identifies key objectives and goals that will be used to determine overall company performance as well as individual goals for our named executive officers.

For 2015, these objectives include the quantitative and qualitative criteria identified in the table on page 43 in the section “2015 Incentive Framework Results in Summary”, which reflect financial performance, operating performance and strategic achievements. These criteria were informed by the Committee’s review of overall progress for the firm periodically during the past year. The Committee made its final determinations at year-end when information for each factor was available. Individual performance for each named executive officer was also reviewed in this context of overall performance.

Primary goals – achievement of revenue, pre-tax income, and EPS goals – are generally more heavily weighted in the Committee’s decisions. Taking into consideration all factors, the Committee then evaluated each major category – primary, other considerations, strategic – and assigned an overall evaluation to company performance in making final awards. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system because the Committee views share ownership as an important factor that already aligns the senior management with shareholders. Accordingly, the Committee has determined that it is unnecessary to make total stock return one of the primary goals, because the Committee wants to strike the appropriate balance between short-term and long-term shareholder value.

Historically, CEO and other named executive officer compensation has closely tracked the performance of those primary goals. In 2015, the primary goals were, on average, down approximately 4% (non-GAAP Net Revenue was up 5.5%, non-GAAP Pre-Tax Net Income was down 6.2% and non-GAAP EPS was down 10.9%). Of the three primary goals, the Committee focused most upon the performance of non-GAAP Pre-Tax Net Income and non-GAAP EPS, which were down approximately 8.5% on average and determined that compensation for the CEO in respect of 2015 and other named executive officers in 2015 should be down approximately 15%. Simultaneously, the Committee determined that the mix of compensation elements should change significantly from the mix in prior years. In prior years, the Committee has paid approximately 70% of the annual incentive compensation to the CEO and other named executive officers in the form of cash. However, in 2015, 100% of the CEOs and approximately 86% of the other named executive officers’ annual incentive compensation was in the form of time-based deferred compensation or performance-based deferred compensation. The ability of the Committee to exercise its judgment to make those determinations is one benefit afforded by a structure that is not simply formula-driven, as described further in “Our Compensation Principles and Practices – Why We Don’t Use a Formula”.

Benefits

The Committee provides executives with only limited perquisites and other personal benefits. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Other benefits, including retirement plans and health and welfare plans, are made available to the CEO and other named executive officers on the same basis as they are made available to other employees.

Stock Ownership

The Committee considers the overall level of equity ownership maintained by an executive officer, both beneficial ownership and unvested units, as important indicia of the alignment of that individual with shareholders. In considering the overall level of equity ownership, the Committee noted that in 2015, the Company’s stock price declined from $51.02 to $42.36. As of December 31, 2015, the amount of common stock beneficially owned, totaled approximately 2.25 million shares, including 1.02 million shares beneficially owned by the CEO.

The following table shows the change in value during 2015 to both the beneficially owned shares and to the granted but unvested shares held be each of the CEO and the other named executive officers.

	Beneficially Owned On Jan. 1, 2015	Shares Purchased or (Sold) in 2015	Units Vested in 2015	Shares or Units Traded for Taxes in 2015	Options Exercised in 2015	Beneficially Owned on Dec. 31, 2015	Unvested Units on Dec. 31, 2015
Ronald J. Kruszewski	991,919	—	40,892	(9,710)	—	1,023,101	245,904
James M. Zemlyak	731,518	(230)	25,054	(5,332)	—	751,010	130,668
Victor J. Nesi	146,429	—	24,841	(7,083)	—	164,187	135,032
Thomas P. Mulroy	215,693	(50,000)	29,295	(5,989)	—	188,999	133,776
Thomas B. Michaud	175,069	(26,095)	5,663	(30,600)	—	124,007	84,626
Total	2,260,628	(76,325)	125,715	(58,714)	—	2,251,304	730,006

Our Compensation Principles and Practices

Executive Pay Principles

Our executive compensation program is designed to attract and retain talented people in our highly competitive financial services industry. In order for us to achieve a strong relationship between pay and performance, we deliver over 85% of total compensation in form of annual and long-term incentive compensation based on company and individual performance. Our compensation program is designed to ensure that our executive officers establish and maintain a significant amount of stock ownership in the Company, encouraging our employees to think and act like long-term shareholders.

Guiding Principle	Impact on Compensation Design
Pay for Performance

•  Over 85% of named executive officer pay is based on performance and delivered through cash and equity vehicles tied to annual or multiple-year future performance that align our interests with the interests of our shareholders

•  Over 65% of named executive officer pay is delivered in equity

•  CEO pay reflects firm performance

Focus on Long-Term Shareholder Interests

•  Our program encourages share ownership and includes performance measures that enhance long-term shareholder value

•  Since 1997, a significant portion of named executive officer pay is deferred and, in combination with our stock ownership guidelines, has led to significant share ownership (4.4% of total shareholding)

Pay to Retain and Attract

•  Financial services is a highly competitive industry; we work to configure and size pay prudently to attract and retain top talent

•  The Committee reviews pay among competitors, but does not target a specific percentile when approving compensation for named executive officers

Maintain Compensation Governance

•  Committee is composed of five independent directors and met 6 times and held 2 telephonic meetings in 2015

•  Committee utilizes the services of an independent compensation consultant

•  Independent consultant gathers competitive information on pay and performance so that the Committee is aware of current market developments and practices

•  Committee monitors and assesses named executive officer performance in making year-end pay decisions

•  In evaluating executive compensation program, the Committee annually considers shareholder advisory vote and feedback from its meetings with shareholders

We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. We also describe certain disfavored compensation practices that we avoid.

What We Do	What We Don’t Do

•  Emphasize annual incentive compensation tied to company and individual performance

•  Encourage stock ownership by deferring a portion of annual compensation in the form of RSUs and awarding long-term incentives with multi-year vesting periods of three, five or ten years

•  Maintain stock ownership guidelines; currently, all executives exceed guideline

•  Focus Executive Officers on our long-term performance with the award of PRSUs based on ROE performance

•  Utilize a formal process and incentive framework to set Executive Officer compensation

•  “Clawback” policy

•  “Double trigger” on equity awards

•  Retain an independent consultant

•  Conduct annual risk review

•  Engage with shareholders

☒   No Excise tax “gross-ups”

☒   No CIC severance

☒   No employment agreements

☒   No SERPs

☒   No hedging, short selling, or use of derivatives

☒   Pledging by insiders requires Committee approval

☒   No excessive perquisites

☒   No repricing of options

☒   No option timing or pricing manipulation

Why We Don’t Use a Formula

The Committee regularly reviews the Company’s pay programs based on shareholder feedback, emerging practices, regulatory requirements, overall effectiveness and our own pay principles and commitments described in this section. In the last twelve months in particular, the Committee has considered the benefits that might be derived from a more formulaic approach with defined performance metrics and has implemented the metrics-based PRSUs as a significant component of Executive Officer compensation. This is in addition to our existing practice of looking to benchmarks such as Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non-GAAP EPS when setting executive compensation.

The Committee believes that PRSUs represent an important and positive addition to the Company’s pay practices. Similarly, the Committee believes that the fuller description of its objective decision making process undertaken this year, including by use of the incentive framework described in this section, adds important discipline and transparency to the Committee’s decision making process.

The Company’s diverse business lines, balance of cultural values and opportunistic advancement is not consistent with a simplistic formulation that stands pat on any single “number” or outcome as representative of overall performance. That is why the Committee utilizes a balanced and disciplined approach that draws on a variety of pay factors and elements – each common in the pay of financial services sector executives – to reflect the Company’s and each Executive Officer’s performance over multiple years.

Overreliance on any formula can lead to misalignment between pay and performance. In recent years, the Company’s record-setting performance has often outstripped the pay increases the Committee has approved for the Executive Officers. That is because the Committee is committed to applying sound business judgment in deciding appropriate compensation and because the Committee is determined to maintain the best alignment of pay decisions to shareholder interests, without ceding its independent review to the reductive and mechanical application of any single formula.

The Committee’s Goals and Commitments

During 2015 the Committee reviewed its process for setting goals, evaluating performance and making pay decisions. The review and articulation of our pay purposes, commitments and process is in direct response to comments and other input from our shareholders that have asked us to provide greater transparency by describing in more detail the quantitative and qualitative factors and the evaluation process used to determine awards.

Our executive compensation practices are designed to advance Stifel’s goal of being a leading wealth management and investment banking company that is entrepreneurial and appropriately manages risk. We grow and take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. To this end, our executive compensation program emphasizes annual incentive compensation that aligns our executives’ compensation to Stifel’s long-term performance. This program is overseen by the Committee. This overarching purpose of driving long-term value creation is supported by the following commitments:

Committee Commitments

Transparency	• The Committee identifies the compensation principles that determine the compensation decision process and makes the specific decisions that result from that process.
Alignment

•  The Committee determines the forms and proportions of compensation to align named executive officer compensation to Stifel’s long-term performance.

•  The process by which the Committee makes its decisions includes consideration of the entire factual framework, including both:

•  Quantitative factors, such as those used in the formula for realization of PRSUs and

•  Non-quantitative factors such as stewardship of risk controls.

Orderly Decision-Making

•  The Committee’s annual decision making process is structured to yield orderly, timely, individual executive compensation decisions.

•  The Committee requires a full, enumerated factual basis be put before it prior to making its annual compensation decisions.

•  The Committee consults with an outside compensation consultant to provide market data in connection with its compensation determinations for our CEO and other named executive officers and for other guidance in compensation process decision making.

•  The Committee obtains data on peer practices and uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

•  The Committee disciplines its exercise of judgement by use of these facts, principles and process and framework, in order to set compensation in the best interest of the Company and its stakeholders.

Balancing Role Relevance with Cultural Cohesion

•  The Committee sets the mix of forms of compensation to be relevant to the role of each executive.

•  For example, a front-line financial professional is often paid primarily on revenue produced.

•  By contrast, senior executives must also ensure conversion of revenues to net income, which the Committee takes into account for senior executive compensation.

•  But the Committee also strives to foster to the cohesive culture that remains essential to Stifel’s success by constraining these role-prompted differences to those essential to maintain relevance.

•  To the extent role differences do not compel compensation differences, the mix of forms of compensation should be kept similar across the organization.

Responsibility

•  The Committee has ultimate responsibility for compensation decisions.

•  The Committee will not duck its responsibility, whether by excessive delegation or through simplistic weighting or excessively formulaic approaches, which can have unintended consequences, fail to capture vital non-quantitative factors, and lead to potential misalignment of interests between the firm and its executives.

•  No single metric or formula can substitute for the Committee’s informed exercise of judgment.

•  The Committee’s process for analyzing facts and making considered determinations, including its decision to introduce formula-based PRSUs as a component of compensation, has kept true to its responsibility to align executive pay with firm performance and foster long-term value creation, proper risk management and firm values.

Prudence

•  The Committee expects Stifel’s executives to act prudently on behalf of shareholders and clients, regardless of day-to-day market conditions and other events.

•  This expectation could be undermined by a strictly formulaic program, which could encourage executives to place excessive weight on achieving a narrow metric at the expense of other goals, and at the expense of balancing goals in tension.

•  The Committee instead remains determined to set compensation informed both by quantifiable, formula-driven factors and by less quantifiable factors, such as risk management, disparities between absolute and relative performance levels and recognition of key individual achievements.

How Did We Pay our CEO and other Named Executive Officers?

The Committee has determined to adjust the mix of compensation to emphasize variable over fixed compensation, deferred over current compensation, and “At-Risk” over “Realized” compensation

•	We paid our named executive officers compensation taking into consideration 2015 performance as well as the mix of compensation elements.

•	In comparison to prior years, annual incentive compensation was overwhelmingly in the form of “At-Risk” (deferred) compensation and not in the form of cash bonuses.

•	The mix of “At-Risk” (deferred) compensation was 40% RSUs and 60% PRSUs

Summary of Named Executive Officer Compensation for 2015

Our named executive officers for 2015 were:

Ronald J. Kruszewski	Chairman and Chief Executive Officer

James M. Zemlyak*	President and Chief Financial Officer

Victor J. Nesi*	President and Co-Director of the Institutional Group

Thomas P. Mulroy*	President and Co-Director of the Institutional Group

Thomas B. Michaud	President and Chief Executive Officer of our subsidiary, Keefe, Bruyette & Woods, Inc.

*	Mr. Zemlyak, Mr. Nesi and Mr. Mulroy constitute the Office of the President.

Compensation granted for 2015 performance results and the year-over-year change in total compensation is stated below. A portion of the award was granted in PRSUs, a new component of compensation, whose value is based on achieving predetermined performance-based metrics. PRSUs are described beginning on page 28.

Executive Officer	Fixed Compensation		Annual Incentive Compensation			Subtotal At-Risk	2015 Total Comp.	% Total Comp. At-Risk	% Change 2015 vs. 2014
	Base Salary	Stock-Based Salary	Cash Bonus	RSUs	PRSUs
Ronald J. Kruszewski	$200,000	$600,000	$0	$2,000,000	$3,000,000	$5,000,000	$5,800,000	86%	(15)%
James M. Zemlyak	$175,000	$420,000	$405,000	$880,000	$1,320,000	$2,200,000	$3,200,000	69%	(14)%
Victor J. Nesi	$250,000	$400,000	$350,000	$1,060,000	$1,590,000	$2,650,000	$3,650,000	73%	(15)%
Thomas P. Mulroy	$250,000	$400,000	$350,000	$880,000	$1,320,000	$2,200,000	$3,200,000	69%	(15)%
Thomas B. Michaud	$250,000	$150,000	$350,000	$840,000	$1,260,000	$2,100,000	$2,850,000	74%	(16)%
	Realized Compensation			At-Risk Compensation

Note: Table excludes grants of future stock-based salary, which are described in more detail on page 55.

The table above describes compensation approved by the Committee for fiscal 2015 and is consistent with how the Committee viewed its compensation decisions for our Executive Officers, but is not a substitute for the Summary Compensation Table required by SEC rules, which differ substantially from this table. Among other differences, the table above includes stock-based salary in the column for the year in which it vested, rather than the year in which the grant date occurred. Further important information on the differences between this presentation and the SCT begins on page 62.

The Committee’s Process for Decision Making

The Committee’s process in 2015 followed five steps:

•  Financial Objectives: growth in earnings; net income and revenue

•  Long-Term Objectives: increase ROE and book value; enhance return to shareholders

•  Strategic Objectives: integration of acquisitions; organic growth

• Independent consultant assisted the Committee with: • identifying peer companies; • gathering peer and supplemental market pay data for Committee reference.
• Periodic updates during the year from the CEO: • firm performance; • segment performance; • individual Executive Officer performance.	• Yearly updates from independent consultant: • relative performance; • competitive pay levels; • alignment of pay and performance and market trends.

•  Committee decisions based on results of the incentive framework (see below) that include an in depth review of company, CEO and other Executive Officer performance across multiple factors.

•  Pay for Executive Officers other than the CEO recommended by CEO, subject to Committee approval.

•  Committee awarded 2015 annual incentive compensation in the form of cash and deferred bonus for CEO and other named executive officers.

•  For the CEO, no cash bonus.

•  For other named executive officers, Realized compensation of up to:

•    $1,000,000 in the form of base salary, stock-based salary and cash bonus for our other named executive officers who comprise the Office of the President;

•    $750,000 in the form of base salary, stock-based salary and cash bonus for our President and CEO of Keefe, Bruyette & Woods, Inc.

•  At-Risk Compensation: all annual incentive compensation in excess of Realized compensation will be 40% RSUs and 60% PRSUs, for both CEO and other named executive officers.

Committee Determinations with Respect to

2015 Annual Incentive Compensation

Relative to 2014, the Committee has determined to emphasize “At-Risk” (deferred) compensation over “Realized” (current) compensation in determining the annual incentive compensation of the CEO the other named executive officers. Importantly, the Committee took into consideration both the 2015 performance of the CEO and other named executive officers as well as the changing mix of compensation in determining the total amount of compensation to be paid to the CEO and other named executive officers.

The Committee divides the various elements of compensation described above in “Key Executive Compensation Program Elements” into two categories: compensation that is “Realized” because it is not subject to forfeiture and compensation that is “At-Risk” because it is subject to forfeiture. As described above, the Committee considers At-Risk compensation to include grants of PRSUs, RSUs and debentures, which are all the forms of deferred compensation granted to named executive officers. The Committee considers Realized compensation to include all fixed compensation (base salary and stock-based salary), as well as variable compensation that is not deferred (namely, cash bonuses).

The Committee believes that At-Risk compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. By contrast, cash does not have a retention component. The Committee believes that the retention component of variable compensation is important in the case of named executive officers, and particularly with respect to the CEO. Accordingly, the Committee has determined that the allocation of variable compensation among Realized and At-Risk compensation for the CEO and other named executive officers in respect of 2015 will be as shown in the following table:

Committee Allocation of Annual Incentive Compensation:

Named Executive Officer	Cash	At-Risk (Deferred) Compensation

CEO	None	All Annual Incentive Compensation

Executive Officers who constitute the office of the president	An amount of cash so that total Realized compensation equals $1,000,000	All Annual Incentive Compensation above cash amount

Executive Officer who is the President and CEO of KBW	Am amount of cash so that total Realized compensation equals $750,000	All Annual Incentive Compensation above cash amount

Committee Assessment:	Realized and Not Retentive	At-Risk and Retentive

The following charts show the relative mixes of cash and deferred compensation received by our CEO in respect of 2014 and 2015, which reflect the assessment by the Committee of the importance of emphasizing “retentive” compensation in its determination of 2015 compensation.

The 2015 Allocation of CEO Annual Incentive Compensation Emphasizes Retention:

Committee Determinations with Respect to Allocation of

At-Risk Compensation among PRSUs, RSUs and Debentures

All deferred compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. RSUs and PRSUs additionally align incentives because their value ultimately reflects fluctuations in the share price of Company stock. PRSUs reinforce this alignment because their value is linked not only to share price but also to the attainment of certain performance metrics.

The Committee believes that those attributes of RSUs and PRSUs make those awards more At-Risk from the perspective of the Executive Officer, with PRSUs being the most At-Risk. By comparison, the Committee determined that debentures are, by contrast, least At-Risk from the perspective of the Executive Officer because their value is determined at the grant date and does not vary based on the future performance of the firm. Accordingly, the Committee has determined that the allocation of deferred compensation among PRSUs, RSUs and debentures for the CEO and other Executive Officers in respect of 2015 will be as shown in the following table:

Committee Allocation of Deferred Compensation:

Named Executive Officer	PRSUs	RSUs	Debentures

CEO	60%	40%	0%

Other Executive Officers	60%	40%	0%

Committee Assessment:	Most At-Risk	More At-Risk	At-Risk

Note: the “RSUs” does not include grants of future stock-based salary.

Future stock-based salary grants are described in more detail on page 57.

The following charts show the relative mixes of PRSUs, RSUs and Debentures received by our CEO in respect of 2014 and 2015, which reflect the assessment by the Committee of the importance of emphasizing At-Risk compensation in its determination of 2015 compensation.

The 2015 Allocation of CEO Deferred Compensation Emphasizes At-Risk Compensation:

2015 Incentive Framework Results in Summary

The incentives awarded for achievements in 2015 reflect strong performance in the primary goals of Non-GAAP Net Revenue, Pre-Tax Income and EPS, as well as positive and substantial year-over-year improvements in other considerations such as non-GAAP ROE, book value per share and stock price. Incentives awarded additionally reflect an extraordinarily strong year in completing acquisitions.

The Committee also considers each NEO’s individual performance relative to their unique goals as well as their individual contribution to the overall company achievements, leadership, and other factors detailed beginning on page 49.

Based on these results, Committee’s evaluation of the quality of performance of each of the Executive Officers and contributions made to furthering Stifel’s long term objectives, the Committee determined that the company had exceeded its goals.

2015 Incentive Framework Results

Primary Goals	2015 Result	Year-Over-Year Change

• Non-GAAP Net Revenue	$2.335bn	5.5% increase

• Non-GAAP Pre-Tax Net Income	$303M	6.2% decrease

• Non-GAAP EPS	$2.46	10.9% decrease

Company Performance on Primary Goals		Below Meets Exceeds

Additional Considerations	2015 Result	Year-Over-Year Change

• Non-GAAP Return on Common Equity	7.9%	17.6% decrease

• Change in Stock Price/TSR	(17.0%)	23.5% decrease

• Non-GAAP Pre-Tax Margin on Net Revenues	13.0%	2.2% decrease

• Book Value Per Share	$37.19	6.3% increase

• Non-GAAP Comp to Revenue Ratio	63.0%	0.7% higher

• Total Capitalization of Stifel Financial Corp.	$3.325bn	9.7% increase

Company Performance on Additional Considerations		Below Meets Exceeds

Performance Categories	Achievements

• Financial Results

• Strategic Achievement	See pages 49 to 51 for detailed description of achievements in these four categories in relation to each named executive officer.
• Leadership

• Risk Management

Company Performance on Strategic Goals		Below Meets Exceeds

Overall Company Performance		Below Meets Exceeds

2015 Compensation of the CEO

After assessing the company’s financial and strategic performance for fiscal 2015, and after further evaluating the individual performance of our named executive officers, as described above, the Committee exercised its discretion to award annual direct compensation for 2015 to our Executive Officers as set forth in the following tables.

Name	Year	Fixed Compensation		Annual Incentive Compensation			Subtotal At- Risk	Total Compensation(2)
		Base Salary	Stock-Based Salary	Cash Bonus	RSUs(1)	PRSUs
Ronald J. Kruszewski	2015	$200,000	$600,000	$0	$2,000,000	$3,000,000	$5,000,000	$5,800,000
	2014	$200,000	$600,000	$4,200,000	$1,800,000	$0	$1,800,000	$6,800,000
	2013	$200,000	$1,000,000	$3,450,000	$1,550,000	$0	$1,550,000	$6,200,000
		Realized Compensation			At-Risk Compensation

(1)	RSUs includes debentures for 2014 and does not include grants of future stock-based salary, which are reflected under Stock-based salary.
(2)	For differences between this table and the 2015 Summary Compensation Table, see page 58, Use of Non-GAAP Measures.

Name	Year	Realized Compensation			At-Risk Compensation
		Amount	% of Total	Year-on-Year % Change	Amount	% of Total	Year-on-Year % Change
Ronald J. Kruszewski	2015	$800,000	14%	(84)%	$5,000,000	86%	178%
	2014	$5,000,000	74%	8%	$1,800,000	26%	16%
	2013	$4,650,000	75%	—	$1,550,000	25%	—

In determining Mr. Kruszewski’s variable compensation for 2015, the Committee specifically noted that:

•	Mr. Kruszewski’s total compensation in 2014 had been at the 40th percentile in comparison to CEOs in the company’s core peer group.

•	Mr. Kruszewski’s Realized compensation in 2015 would be 84% lower than in 2014, consistent with the Committee’s determination to strongly emphasize At-Risk compensation whose ultimate value would be tied to future company performance.

•	Historically, CEO compensation had closely tracked the performance of the three primary goals established by the Committee. In 2015, those primary goals were, on average, down approximately 4% (non-GAAP Net Revenue was up 5.5%, non-GAAP Pre-Tax Net Income was down 6.2% and non-GAAP EPS was down 10.9%). Of the three primary goals, the Committee focused most upon the performance of non-GAAP Pre-Tax Net Income and non-GAAP EPS, which were down approximately 8.5% on average.

•	The performance of the firm during the second half of the year, including the performance of the firm’s stock price during that time, was weaker relative to the first half of the year.

Based on the above observations, the Committee determined that:

•	Compensation for the CEO should be down approximately 15% which was roughly twice the average decline of non-GAAP Pre-Tax Net Income and non-GAAP EPS.

•	It was appropriate this year to introduce performance-based awards and to strongly emphasize At-Risk compensation, building on the commitments the Committee made in its letter to shareholders on June 23, 2015. Accordingly, the Compensation Committee exercised its judgement to materially adjust the pay elements that comprise the CEO’s 2015 compensation to set cash bonus at $0 and, instead, provide the CEO with 2015 At-Risk compensation in the form of PRSUs and RSUs. The ability of the Committee to exercise its judgment to make those determinations is one of the benefits afforded by a structure that is not simply formula-driven, as described above in “Our Compensation Principles and Practices – Why We Don’t Use a Formula”.

The following table shows the changing allocation of CEO compensation among the above compensation elements during 2014 and 2015. In determining the 2015 CEO compensation, the Committee believes the emphasis upon equity compensation aligns the CEO’s incentives with shareholders and, in the case of the performance-based awards, achievement of the firm’s strategic goals.

CEO 2015 Compensation by Form and Type:

Form of Compensation	Type	2015	% of Comp.	2014	% of Comp.	% Change
Cash Salary	Fixed	$200,000	3%	$200,000	3%	0%
Stock-Based Salary		$600,000	10%	$600,000	9%	0%
Total Fixed Compensation		$800,000	14%	$800,000	12%	0%
Cash Bonus	Variable	0%	0%	$4,200,000	62%	(100)%
Time-Based Deferred (RSUs, Debentures)		$2,000,000	35%	$1,800,000	27%	11%
Performance-Based Deferred (PRSUs)		$3,000,000	52%	$0	0%	n/a
Total Variable Annual Incentive Comp		$5,000,000	86%	$6,000,000	88%	(17)%
Total Compensation	Both	$5,800,000	100%	$6,800,000	100%	(15)%
Total Realized Compensation		$800,000	14%	$5,000,000	74%	(84)%
Total At-Risk Compensation		$5,000,000	86%	$1,800,000	27%	178%

The CEO compensation shown below includes annual incentives (both cash and deferred components) granted for the performance years 2013-2015, together with base salary and the portion of previously-granted LTIA awards automatically vesting in the year. Beginning in the performance year 2015, the Committee has adopted a new equity vehicle – Performance-Based Restricted Stock Units (PRSUs) as a key long-term incentive plan for the CEO and other named executive officers. The PRSUs granted in 2016 represent over 50% of the CEO’s (and over 40% of other named executive officers’) total compensation. For further description of PRSUs see page 53.

CEO 2015 Compensation by Year and Type:

Alignment of CEO Compensation with Key Performance Measures

CEO pay increases are generally highly correlated with growth in non-GAAP pre-tax income, revenue and EPS. The below illustrates the growth in each component over the last 5 years. In determining the CEO’s compensation, the Committee noted that CEO compensation had increased on average by less than 5% over the past 5-years. By contrast, the average growth over the past 5-years in non-GAAP pre-tax income, net revenue and EPS was over 8%, approximately 60% higher than the average growth in CEO compensation during that period.

Annual CEO Aggregate Income Changes and Changes in Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non GAAP EPS:

2015 Compensation of Other Named Executive Officers

The table below shows compensation granted to named executive officers other than the CEO for the performance years 2013-15.

Name	Year	Fixed Compensation		Annual Incentive Compensation			Subtotal At- Risk	Total Compensation (2)
		Base Salary	Stock-Based Salary	Cash Bonus	RSUs(1)	PRSUs
James M. Zemlyak	2015	$175,000	$420,000	$405,000	$880,000	$1,320,000	$2,200,000	$3,200,000
	2014	$175,000	$420,000	$2,100,000	$1,025,000	$0	$1,025,000	$3,720,000
	2013	$175,000	$400,000	$1,800,000	$825,000	$0	$825,000	$3,200,000
Victor J. Nesi	2015	$250,000	$400,000	$350,000	$1,060,000	$1,590,000	$2,650,000	$3,650,000
	2014	$250,000	$400,000	$2,550,000	$1,100,000	$0	$1,100,000	$4,300,000
	2013	$250,000	$400,000	$1,875,000	$875,000	$0	$875,000	$3,400,000
Thomas P. Mulroy	2015	$250,000	$400,000	$350,000	$880,000	$1,320,000	$2,200,000	$3,200,000
	2014	$250,000	$400,000	$2,137,500	$962,500	$0	$962,500	$3,750,000
	2013	$250,000	$400,000	$1,875,000	$875,000	$0	$875,000	$3,400,000
Thomas B. Michaud (2)	2015	$250,000	$150,000	$350,000	$840,000	$1,260,000	$2,100,000	$2,850,000
	2014	$250,000	$150,000	$2,212,500	$770,500	$0	$770,500	$3,383,000
	2013	$250,000	$150,000	$1,962,500	$729,500	$0	$729,500	$3,092,000
		Realized Compensation			At-Risk Compensation

For differences between this table and the 2015 Summary Compensation Table, see page 58, Use of Non-GAAP Measures.

(1)	RSUs include debentures for 2014 and does not include grants of future stock-based salary, which are reflected under Stock-based salary.
(2)	Mr. Michaud joined Stifel in February of 2013 as part of the merger of KBW with Stifel.

Name	Year	Realized Compensation			At-Risk Compensation
		Amount	% of Total	Year-on-Year % Change	Amount	% of Total	Year-on-Year % Change
James M. Zemlyak	2015	$1,000,000	31%	(63)%	$2,200,000	69%	115%
	2014	$2,695,000	72%	13%	$1,025,000	28%	24%
	2013	$2,375,000	74%		$825,000	26%
Victor J. Nesi	2015	$1,000,000	27%	(69)%	$2,650,000	73%	141%
	2014	$3,200,000	74%	27%	$1,100,000	26%	26%
	2013	$2,525,000	74%		$875,000	26%
Thomas P. Mulroy	2015	$1,000,000	31%	(64)%	$2,200,000	69%	129%
	2014	$2,787,500	74%	10%	$962,500	26%	10%
	2013	$2,525,000	74%		$875,000	26%
Thomas B. Michaud	2015	$750,000	26%	(71)%	$2,100,000	74%	173%
	2014	$2,612,500	77%	11%	$770,500	23%	6%
	2013	$2,362,500	76%		$729,500	24%

In determining variable compensation for 2015 for the named executive officers other than the CEO, the Committee consulted with the CEO as to individual performance and reviewed compensation information for comparable positions in the company’s core peer group. Mr. Kruszewski recommended to the Committee that the Committee take into consideration the importance of ensuring that the other named executive officers have the same incentives with respect to overall firm performance.

The Committee further noted Realized compensation for 2015 for the named executive officers other than the CEO would be 60%-70% lower than in 2014, consistent with the Committee’s determination to strongly emphasize At-Risk compensation whose ultimate value would be tied to future company performance.

Historically, other named executive officer compensation has closely tracked the performance of the primary goals established by the Committee. In 2015, those primary goals were, on average, down approximately 4% (non-GAAP Net Revenue was up 5.5%, non-GAAP Pre-Tax Net Income was down 6.2% and non-GAAP EPS was down 10.9%). Of the three primary goals, the Committee focused most upon the performance of non-GAAP Pre-Tax Net Income and non-GAAP EPS, which were down approximately 8.5% on average and determined that compensation for the named executive officers other than the CEO in respect of 2015 should be down approximately 15%, consistent with the Committee’s compensation determinations with respect to the CEO.

The Committee further determined that it was appropriate this year to introduce performance-based awards and strongly emphasize At-Risk compensation. Accordingly, the Compensation Committee exercised its judgement to materially adjust the pay elements that comprise the named executive officers other than the CEO’s 2015 compensation to limit cash bonuses to the amount of cash that would result in total Realized compensation equaling $1,000,000, in the case of Messrs. Zemlyak, Nesi and Mulroy, and $750,000 in the cash of Mr. Michaud. In addition, the Committee determined to provide the balance of those named executive officers’ 2015 variable compensation as At-Risk compensation in the form of PRSUs and RSUs.

The ability of the Committee to exercise its judgment to make those determinations is one of the benefits afforded by a structure that is not simply formula-driven, as described above in “Our Compensation Principles and Practices – Why We Don’t Use a Formula”.

Individual Named Executive Officer Performance

Below is a summary of each named executive officer’s goals and accomplishments for 2015 considered by the Committee in determining final incentive compensation. The Committee considered accomplishments in the following categories: financial results, strategic achievement, leadership, and risk management.

Ronald J. Kruszewski, Chairman and CEO

Ronald J. Kruszewski is Chairman of the Board of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated. He joined the firm as Chief Executive Officer in September 1997. Mr. Kruszewski serves on the Board of Directors of SIFMA (Securities Industry and Financial Markets Association) and was appointed by the St. Louis Federal Reserve Board of Directors to serve a one-year term on the Federal Advisory Council for 2016.

Financial Results	Strategic Achievements

•       20th consecutive year of record net revenues, $2.3 billion if 2015, up 6% over 2014.

•       Non-GAAP net income of $193.1 million, or $2.46 per diluted common share.

•       Net income decreased 48% to $92.3 million in 2015.

•       Growing Stifel’s Global Wealth Management platform through acquisition and integration of Barclays’ Wealth and Investment Management Americas.

•       Augmenting Stifel’s fixed income franchise and other divisions through acquisition and integration of Sterne Agee.

Leadership	Risk Management

•       Strengthening our risk management, compliance and infrastructure in support of growing past $10 billion in assets.

•       Key direct recruitment and retention involvement with our Global Wealth Management team.

•       Continued conservative management of balance sheet, capital, liquidity and overall risk in 2015.

•       Oversaw significant strengthening of enterprise risk management, compliance and infrastructure in support of growing past $10 billion in assets.

James M. Zemlyak, President and CFO

James M. Zemlyak has served as Chief Financial Officer of Stifel Financial Corp. since February 1999 and was named Co- President in June 2014. Mr. Zemlyak was Treasurer of Stifel Financial Corp. from February 1999 to January 2012. Mr. Zemlyak has been Chief Operating Officer of Stifel, Nicolaus & Company, Incorporated since August 2002 and Executive Vice President since December 2005. In addition, he served as Chief Financial Officer of Stifel, Nicolaus & Company, Incorporated from February 1999 to October 2006.

Financial Results:

•	Brokerage revenues up by 4% for the year, to $1.14 billion

•	Global wealth management brokerage up 2%, to $652.7 million

Strategic Achievement:

•	CLO management partnership between our subsidiary Ziegler Capital Management and Valcour Capital Management, further entrenching Ziegler in the bank loan and CLO marketplace.

Leadership:

•	Bolstering our subsidiary Ziegler Capital Management’s Covered Call strategy and fixed income capabilities through key hires.

Victor J. Nesi, President and

Co-Director of the Institutional Group

Victor J. Nesi joined Stifel in 2009 and was named Co-President of Stifel Financial Corp. in 2014. In addition, he is Co- Director of the firm’s Institutional Group and a member of the Board of Directors of Stifel Financial Corp. In his 25-year investment banking career, Mr. Nesi has worked closely with clients on strategic advisory projects totaling in excess of $200 billion, including exclusive sales, cross-industry mergers, restructurings, and domestic and cross-border acquisitions. On the financing side, Mr. Nesi has advised clients on investment-grade and non-investment-grade debt, as well as on numerous equity and equity-linked transactions, including the then largest IPO in U.S. history, the AT&T $10.6 billion carve-out of AT&T Wireless.

Financial Results:

•	Investment banking revenues of $503 million, a decrease of 10.6% for the year, but a strong result relative to a challenging market for IB services.

Strategic Achievements:

•	Spearheading the acquisition (closed January 4, 2016) of Eaton Partners, bringing together Stifel’s and Eaton’s capital raising capabilities for middle market clients and bolstering Stifel’s core advisory business.

•	With Mr. Mulroy, conclusion of key investment banking joint ventures with Sidoti & Company, LLC and Leumi Partners of Bank Leumi le-Israel B.M.

Leadership:

•	With Mr. Mulroy, overseeing recruitment of key additions to Stifel’s Healthcare Equity Research Team.

Thomas P. Mulroy, President and

Co-Director of the Institutional Group

Thomas P. Mulroy joined Stifel in 2005 as part of the firm’s acquisition of Legg Mason Capital Markets. He was named Co- President of Stifel Financial Corp. in 2014 and has served as a Director of Stifel Financial Corp. and Executive Vice President and Director of Stifel, Nicolaus & Company, Incorporated since December 2005. As Co-Director of Stifel’s Institutional Group, a position he’s held since July 2009, Mr. Mulroy is responsible for overseeing institutional equity and fixed income sales, trading, and research. From December 2005 through July 2009, he served as Executive Vice President and Head of Equity Capital Markets. Mr. Mulroy is Chairman of the Board of Stifel Nicolaus Europe Limited.

Financial Results:

•	Investment banking revenues of $503 million, a decrease of 10.6% for the year, but a strong result relative to a challenging market for investment banking services.

Strategic Achievements:

•	With Mr. Nesi, conclusion of key investment banking joint ventures with Sidoti & Company, LLC and Leumi Partners of Bank Leumi le-Israel B.M.

Leadership:

•	With Mr. Nesi, overseeing recruitment of key additions to Stifel’s Healthcare Equity Research Team.

Thomas B. Michaud, Senior Vice President,

President and CEO of Keefe, Bruyette & Woods

Thomas B. Michaud has spent nearly three decades at Keefe, Bruyette & Woods. He was named President and Chief Executive Officer of KBW in October 2011, having served as Vice Chairman and Chief Operating Officer since September 2001. KBW became a wholly-owned subsidiary of Stifel Financial Corp. in February 2013 and Mr. Michaud joined the Board of Directors. Under Mr. Michaud’s leadership, KBW has become one of the leading investment banking firms to the financial services industry in both the United States and Europe. The company is regularly recognized for its leadership in the areas of equity research, mergers & acquisitions (including cross-border transactions), capital rising, and equity trading. Mr. Michaud maintains strong personal relationships with leading industry executives and has been instrumental in executing many of KBW’s largest transactions.

Strategic Achievements:

•	Partnering with Nasdaq to strengthen KBW’s family of finance-sector equity indexes.

•	Bolstering KBW’s insurance and depository investment banking groups through recruitment of leading industry banker

Leadership:

•	Leading KBW analytics group to key recruitment and analytics award successes.

How Do We Structure Pay and Mitigate Risk?

Named Executive Officer Compensation is linked to risk management and other controls.

•	Our emphasis on deferred compensation links named executive officer pay directly to share price and shareholder value over time.

•	Our new PRSUs link named executive officer compensation to future non-GAAP pre-tax net income, EPS and ROE performance metrics.

•	We evaluate each named executive officer’s contribution to Company risk control in setting annual pay.

•	We maintain control over pay through ownership requirements, anti-hedging rules and double triggers.

Deferred Compensation

Most of the compensation we award our named executive officers is in the form of deferred compensation. Our deferred compensation is in the form of deferred equity and debentures. The types of long-term incentives granted to executive officers include:

•	Restricted Stock Units (RSUs) and debentures are granted in conjunction with the deferral of a portion of each year’s annual incentive

•	Performance-based Restricted Stock Units (PRSUs) granted for the first time in early 2016

•	Debentures

•	Stock-Based Salary, which consists of the annually vesting amount of previously awarded Long Term Incentive Awards (LTIAs). LTIAs Long Term Incentive Awards (LTIAs) are stock units that are granted from time to time based on the company’s performance. LTIAs were last granted in 2012 but portions of these past grants vest annually and are effectively part of annual fixed compensation for each year in which they do vest, except in the event they accelerate according to their terms.

All stock units, including RSUs and the new PRSUs, are issued under the 2001 Incentive Stock Plan (Restatement) approved by our shareholders in 2011 and the Stifel, Nicolaus and Company, Incorporated Wealth Accumulation Plan (the “SWAP”) approved in 2015. All debentures are granted under the SWAP.

Performance-Based Restricted Stock Units, PRSUs

New for 2016, Performance-based Restricted Stock Units (PRSUs), the company’s metrics-based equity vehicle, will be awarded periodically. PRSUs will be earned over a four-year performance period based on achieving pre-determined performance objectives. Any resulting delivery of shares will occur in early 2020 for 80% of the earned award, and in early 2021 for the remaining 20% of the earned award. Similar to ordinary RSUs, PRSUs are granted based on the share price on the date of grant.

For the 2016-2019 performance cycle used for the 2016 awards of PRSUs, the Committee selected the following three performance criteria for all Executive Officers:

•	Non-GAAP Pre-Tax Net Income,

•	Non-GAAP EPS and

•	Non-GAAP Return on Common Equity.

The Committee determined to use non-GAAP results because the Committee was constructing PRSUs to measure relative performance over time and the Committee concluded non-GAAP results are the better relative measure. To illustrate, if the baseline performance for a PRSU were a GAAP measure, in the absence of future acquisitions, that measure would likely show improvement over time based simply on the merger related charges of previous acquisitions rolling off. Accordingly, the Committee determined that non-GAAP measures were a more appropriate measurement tool for measuring relative improvement of the underlying business results and, more specifically, the Committee determined that the above three criteria would best align management incentives with long-term shareholder objectives and accord with how the market assesses long-term performance of similar financial service firms. The Committee further determined that the use of multiple metrics would reinforce those objectives and discourage excessive focus on any single metric to the detriment of long-term shareholder objectives, long-term performance of the company or achievement of the company’s stated objectives. For additional discussion on non-GAAP measures, see “Use of Non-GAAP Measures”.

The three performance criteria are equally weighted. See “Use of Non-GAAP Measures” for a description of the calculation of each of these performance objectives. These measures will be fixed, for purposes of calculating any PRSU awards, for the duration of the performance period, except to neutralize the effect of intervening changes in accounting or other applicable rules and subject to the Committee’s final authority to confirm the appropriate calculation of any of the non-GAAP measures for purposes of determining any PRSU award received.

For each criterion, there is a “Target”, approximately equal to the corresponding 2015 performance level. Associated with each Target is a lower “Threshold” and a higher “Maximum”, approximately 50% below and above the Target. Performance under each criterion is evaluated by constructing the arithmetic average of four years of the relevant annual performance results (the “realized performance”). For each year, the result is taken over (measured from beginning to end of) the calendar year. The realized performance is then compared to the Threshold, Target and Maximum associated with that criterion and scored as follows:

•	Realized performance equal to or below the Threshold is scored as 0.

•	Realized performance between the Target and the Threshold is interpolated on a straight line basis between the Target (scored as 1) and the Threshold (scored as 0).

•	Realized performance equal to the Target is scored as 1.

•	Realized performance between the Target and the Maximum is interpolated on a straight line basis between the Target (scored as 1) and the Maximum (scored as 2).

•	Realized performance equal to or above the Maximum is scored as 2.

The scores for the criteria for each Executive Officer are averaged, with equal weighting, to produce a single, composite score, which when expressed as a percentage determines the final award where “1” corresponds to 100% of the target award, “0” corresponds to 0% of the target award and “2” corresponds to 200% of the target award. The table below indicates the various performance levels associated with the scoring of each criterion:

2016 PRSU Performance Measures and Scoring:

Measures	Threshold	Target	Maximum
4-Year Average Annual Non-GAAP Pre-Tax Net Income (“PNTI”)	$151,324,000	$300,800,000	$451,200,000
4-Year Average Annual Non-GAAP EPS (“EPS”)	$1.21	$2.40	$3.60
4-Year Average Annual Non-GAAP Return on Common Equity (“ROE”)	4.00%	8.00%	12.00%
Score:	0	1	2

The graphic below illustrates the performance levels associated with the average four-year performance for each metric:

% Change in Target Awards

	0%	50%	100%	150%	200%
ROE	4.0%	6.0%	8.0%	10.0%	12.0%
EPS ($)	1.20	1.81	2.40	2.99	3.60
PTNI ($)	151,324,000	225,848,000	300,800,000	374,850,000	451,200,000

PRSU 4-Year Annual Average

In designing the PRSUs, the Committee uses the word “Target” to express the base case and to simplify understanding of the midpoint award, but is not setting a limit to the goals for which PRSU recipients should reach. The Committee further noted that in order to achieve the Maximum for any given metric, an average annual growth rate of approximately 16% would be required for the four-year measurement period. Assuming linear growth of approximately 16% our entire measurement period results in the company achieving the following performance metrics in 2019: ROE of 14.5% PTNI pf $545,200,000 and EPS of $4.35. If the company does sustain a 16% average annual growth rate through 2019 and the CEO and other named executive officers achieve the maximum payout possible, an incremental approximately $8.5 million worth of compensation (valued at the grant date) will have been received over that four-year performance period through the PRSUs granted to them in respect of 2015. The following table illustrates what would be required, assuming level growth rates:

		Base Case	2016	2017	2018	2019	Average 2016-19	Annual Growth%
ROE	200% Award		9.5%	11.0%	13.0%	14.5%	12.0%	16%
	150% Award	8.0%	8.7%	9.5%	10.4%	11.3%	10.0%	9%
	50% Award		7.1%	6.3%	5.6%	5.0%	6.0%	-11%
	0% Award		6.0%	4.5%	3.3%	2.3%	4.0%	-27%
PTNI ($000s)	200% Award		357,200	413,600	488,800	545,200	451,200	16%
	150% Award	300,800	327,872	357,380	389,545	424,604	374,850	9%
	50% Award		267,289	237,512	211,052	187,539	225,848	-11%
	0% Award		225,431	168,946	124,080	86,840	151,324	-27%
EPS ($)	200% Award		2.85	3.30	3.90	4.35	3.60	16%
	150% Award	2.40	2.62	2.85	3.11	3.39	2.99	9%
	50% Award		2.13	1.90	1.69	1.50	1.81	-11%
	0% Award		1.80	1.35	0.99	0.69	1.21	-27%

2015 PRSU Awards:

	Incentive Award	PRSU Portion	Stock Price on Grant Date	PRSUs Awarded
Ronald J. Kruszewski	$5,000,000	$3,000,000	$26.73	112,233
James M. Zemlyak	$2,200,000	$1,320,000	$26.73	49,382
Victor J. Nesi	$2,650,000	$1,590,000	$26.73	59,484
Thomas P. Mulroy	$2,200,000	$1,320,000	$26.73	49,382
Thomas B. Michaud	$2,100,000	$1,260,000	$26.73	47,138

RSUs, Debentures and Stock-Based Salary

RSUs granted as part of the annual incentive vest ratably over 5 years. Debentures also vest ratably over five years and accumulate interest at a rate of 3%. RSUs are eligible to receive dividend equivalents at the same time and amount as shareholders if Stifel pays dividends.

PRSUs vest ratably over 5 years, but are not calculated or delivered until the 4th year, when 80% of total earned shares, if any, are delivered, with the remaining 20% delivered after 5 years, in each case measuring from the initial grant date. Accordingly, this vesting results in no value to the Executive Officer except through the described calculation and delivery that occurs in the fourth and fifth year.

Stock-Based Salary consists of the annually vesting amount of previously awarded Long Term Incentive Awards (LTIAs) and other 10-year awards. LTIAs take the form of restricted stock units have been made periodically to the CEO and other Executive Officers to recognize strong performance, provide opportunities for executives to accumulate stock ownership, further align their interests with shareholders and to provide retention in this highly competitive industry. LTIAs are subject to acceleration if the company meets predetermined EPS goals. Through 2016, no LTIA has been accelerated. Assuming the stock-based salary awards are not forfeited, the Committee will count any stock-based compensation awards as part of compensation for the individual receiving the benefits of such vesting in the year that the stock-based salary vests. Importantly, the Committee will consider the value of that consideration equal to the grant date value (not the then vesting date value) when evaluating a particular individual’s mix of total compensation.

RSUs and debentures received as part of annual incentive compensation vest ratably over 5 years of continued employment but vest upon death or disability or one year after retirement if the participant meets certain non-competition, non-solicitation and other requirements. PRSUs, to the extent of total shares earned, if any, vest immediately upon death, disability or termination not for cause, but do not continue to vest following retirement. LTIAs vest in the event of death or disability, but do not continue to vest following retirement.

Other Compensation Policies and Practices

Employee Ownership Requirements

We maintain stock ownership guidelines for our officers to further align their interests with the interests of the shareholders. The table below illustrates the target stock ownership levels for named executive officers contained in our guidelines. Target ownership is expressed as a multiple of the officer’s current base cash salary. All of our named executive officers have met their target ownership levels.

Stock Ownership Levels as of December 31, 2015:

	Target Cash Salary Multiple	Shares Held	Value	Ownership Multiple	Unvested Units Held	Value of Unvested Units	Aggregate Ownership Multiple
Ronald J. Kruszewski	10x	1,023,101	$43,338,571	217x	245,904	$10,416,493	269x
James M. Zemlyak	7x	751,011	$31,812,822	182x	130,668	$5,535,096	213x
Victor J. Nesi	7x	164,194	$6,955,275	28x	135,032	$5,719,956	51x
Thomas P. Mulroy	7x	189,005	$8,006,269	32x	133,776	$5,666,751	55x
Thomas B. Michaud	7x	124,007	$5,252,937	21x	84,626	$3,584,757	35x

There is no minimum time period required to achieve the target ownership level. Our guidelines restrict future sales of shares if the named executive officer’s ownership is below the required levels. Exceptions to the guidelines may be granted on a case-by-case basis if a hardship situation exists.

Clawback and Recoupment Policies

The Company’s restricted stock units, debentures and share grants are subject to provisions that could result in forfeiture as a result of engaging in conduct detrimental to Stifel, which includes any action that results in a restatement of the financial statements of Stifel.

Risk Input to Executive Officer Pay Decisions

The Committee solicits input from the CFO and the Company’s Enterprise Risk Management group in the course of making its pay decisions. This enables the Committee, when appropriate, to hold executives accountable for material actions or items that harm current or future performance, or put performance at undue risk.

The Company’s Enterprise Risk Management group conducts wide-ranging risk identification, mitigation, monitoring and management functions within the Company, and is well placed to inform the Committee as to the relevance of Executive Officer actions to the risk profile of the business lines of the Company.

At-Will employment of Executive Officers

None of our executive officers, including our chief executive officer and our chief financial officer, currently has a written employment agreement with the company, and each is thus employed by us on an ‘‘at will’’ basis.

Use of Compensation Consultants

The Committee retains an independent compensation consultant, which reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. The compensation consultant’s services include reviewing this compensation discussion and analysis, advising on compensation program and peer company selection, providing market data on executive compensation trends and Executive Officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

Deferred Compensation Grids

The Committee used the following grid in setting deferrals of incentive compensation for employees, other than Executive Officers.

Schedule for 2015 Deferrals:

$0 - $199,999	0%
$200,000 - $499,999	15%
$500,000 - $749,999	20%
$750,000 - $999,999	25%
$1,000,000 and more	30%
50% restricted stock units (5 year, ratable vesting) 50% deferred cash (5 year, ratable vesting)

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee. Our directors and executive officers have less than 0.001% of our outstanding shares held in margin accounts or pledged to third parties.

Double Triggers

Our award agreements with Executive Officers for deferred compensation issued since 2010 maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an Executive Officer must actually be terminated following the change in control before vesting will be accelerated unless the Committee grants exceptions in individual cases. None of our Executive Officer deferred compensation vests automatically upon a change in control, nor does any Executive Officer have an agreement providing for guaranteed payments, severance, or “golden parachute” payments.

Perquisites and Personal Benefits

We provide executives with very limited perquisites and other personal benefits. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Perquisites currently provided generally include an annual cash stipend for non-accountable expenses and personal and family travel on Company- or affiliate-owned aircraft.

Retirement Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers, may participate. We currently match up to 50% of the first $2,000 of each employee’s contribution to the 401(k) Plan. In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust. Employee stock ownership contributions for a particular year are based upon each individual’s calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market-competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. Our annual incentive compensation programs and PRSUs operate under the 2015 shareholder approved EIPP that is in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code. The Committee intends to structure compensation arrangements in a manner that complies with Section 162(m). The Committee also believes that it is important and necessary that the Committee retain flexibility to revise compensation arrangements so they are in our best interests and the best interests of our shareholders.

Use of Non-GAAP Measures

Our strategy for executing acquisitions is the most important reason we describe both GAAP and non-GAAP results: the non-GAAP results illuminate how we structure and view our strategic acquisitions and are more representative of our underlying business results. Our Board of Directors considers both GAAP and non-GAAP results and understands that Stifel executes on strategic opportunities to maximize retention and tax benefits. The result is non-GAAP charges to earnings, as opposed to an increase of goodwill on our balance sheet. All of those elements of our acquisition strategy result in tangible benefits to Stifel. Conversely, we do not structure our acquisitions to improve GAAP treatment in the absence of other, compelling tangible benefits. In the absence of additional acquisitions, the differences between our GAAP and non-GAAP numbers would fall dramatically and the two measures of performance would converge rapidly over the next two years.

The Company utilizes non-GAAP calculations of presented net revenues, income before income taxes, net income, and diluted earnings per share as additional measures to aid in understanding and analyzing the Company’s financial results. Specifically, the Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results and business outlook. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. These non-GAAP amounts exclude compensation expense related to the granting of stock awards with no continuing service requirement issued as retention as part of acquisitions during the years reported and certain compensation and non-compensation operating expenses associated with the acquisitions. Such charges are akin to the cost of entry in consummating a transaction and will not continue as part of the normal, ongoing expenses required to operate the new franchise.

A limitation of utilizing these non-GAAP measures of net revenues, compensation and benefits, non-compensation operating expenses, income before income taxes, provision for income taxes, net income, compensation and non-compensation operating expenses ratios, pre-tax margin and diluted earnings per share is that the GAAP accounting effects of these merger-related charges do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures of net revenues, compensation and benefits, non-compensation operating expenses, income before income taxes, provision for income taxes, net income, compensation and non- compensation operating expense ratios, pre-tax margin and diluted earnings per share and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

There are four principal differences between the tables of compensation presented in this Compensation Discussion and Analysis section and the 2015 Summary Compensation Table included in the “Executive Compensation” section, which shows compensation information in a format required by the SEC:

1.	We grant both cash and equity incentive compensation after the earnings for a fiscal year have been announced. In both the table in this section and the 2015 Summary Compensation Table, cash incentive compensation paid in fiscal 2016 for fiscal 2015 performance is shown as fiscal 2015 compensation. The table in this section treats equity awards and debentures similarly. For example, equity awards (RSUs and PRSUs but not LTIAs) and debentures granted in fiscal 2016 for fiscal 2015 performance are shown as fiscal 2015 compensation. The 2015 Summary Compensation Table does not follow this treatment and instead reports the value of equity grants and debentures in the year in which they are granted. For example, equity awards granted in fiscal 2016 for fiscal 2015 performance are not shown in the 2015 Summary Compensation Table for fiscal 2015. Instead, the value of equity awards granted in fiscal 2016 for fiscal 2015 performance will be shown in the Summary Compensation Table for 2016.

2.	The table in this section reflects the value of long-term incentive awards in the year vested at issue price, while the 2015 Summary Compensation Table reflects the value of the awards in the year of grant.

3.	The 2015 Summary Compensation Table reports “all other compensation.” The table in this section does not report these amounts because they are (x) not realized currently by the named executive officer (specifically, the Profit Sharing Plan contribution, 401(k) Company match and Deferred Compensation Plan contribution) or (y) de minimis in terms of total annual compensation (specifically, perquisites).

4.	With respect to Mr. Michaud, any salary and incentive compensation paid by KBW during 2013, prior to the merger in February 2013, was taken into consideration by the Committee when determining his compensation in 2014. The Summary Compensation Table reports those amount paid by the Company for 2013 performance after the merger.

ROE – Return on equity is computed by utilizing adjusted non-GAAP net income divided by average common equity. Non-GAAP return on equity is further adjusted by any tax benefit associated with the deductibility of goodwill. Adjusted non-GAAP net income is computed by utilizing a normalized effective tax rate of 37.5% applied against non-GAAP pre-tax net income. Non-GAAP pre-tax net income is computed by adjusting GAAP pre-tax net income for merger-related charges, as described in more detail above. Average common equity is computed by adding total common equity as of each quarter-end during the fiscal year divided by four.

2015 Calculation:

Non-GAAP Pre-Tax Net Income	$302,963
Normalized Effective Tax Rate	37.5%
Adjusted Non-GAAP Net Income	$189,352
Average Common Equity	$2,467,250
Return on Common Equity	7.67%

Compensation Committee Report On Executive Compensation

The responsibilities of the Committee are provided in its charter, which has been approved by our Board of Directors. In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Committee, among other things, has:

•	Reviewed and discussed the Compensation Discussion and Analysis with our management; and

•	Following such review, the Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors of Stifel Financial Corp.

James M. Oates, Chairman

Bruce A. Beda

Charles A. Dill

Frederick O. Hanser

Alton F. Irby III

* * *

Risk Management/Corporate Governance Committee Report

The Risk Management/Corporate Governance Committee of the Board of Directors conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last amended on June 6, 2014. The Risk Management/Corporate Governance Committee acts on behalf of the Board of Directors in fulfilling its oversight responsibilities with respect to enterprise risk management and our procedures for establishing compliance with legal and regulatory requirements. The Charter of the Risk Management/Corporate Governance Committee provides that the duties of the committee include:

•	Overseeing the management of risks associated with Board organization, membership, and structure;

•	Regularly reviewing our aggregate risk exposures and risk management processes;

•	Overseeing the search for individuals qualified to become members of our Board of Directors and selecting director nominees to be presented for election at the Annual Meeting of our shareholders;

•	Considering nominees for directors recommended by our shareholders; and

•	Reviewing our corporate governance guidelines at least annually and recommending changes to our Board of Directors as necessary.

In 2016, the Risk Management/Corporate Governance Committee evaluated candidates identified by an executive search consultant and, upon the retirement of Messrs. Dill and Irby, nominated Ms. Brown and Ms. Markus as new Directors to the full Board of Directors.

We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (“CRO”). Working closely together with each other and the Risk Management/Corporate Governance Committee, the CRO and other managers prepared during 2014 a series of reports and policies that describe and formalize our conservative risk culture, including: a Mergers and Acquisitions Policy, which provides a uniform structure for the evaluation of the acquisitions we execute, including by establishing specific success metrics by which we evaluate each acquisition; a Capital Management Policy, which addresses our comprehensive process to manage capital, in coordination with our overall enterprise risk management framework; a Counterparty Credit Risk Policy and Procedures, which formalizes our objectives to measure, monitor and manage credit risk within the Company; Risk Limit Policies for each of Fixed Income Capital Markets, Stifel Nicolaus & Company, Inc. Equity Capital Markets and KBW Equity Capital Markets; a Liquidity Management and Contingency Funding Policy, which addresses our comprehensive process to manage liquidity; an Asset Liability Management Policy; and a Disclosure Policy, which ensures that the Company maintains adequate procedures for gathering, analyzing and disclosing all information that is required to be publicly disclosed.

The Risk Management/Corporate Governance Committee, through the Enterprise Risk Management program under the direction of the CRO, has also authorized five enterprise-wide management committees: the Asset Liability Management Committee, the Products & Services Committee, the Conflicts of Interest Committee, the Operational Risk Committee, and the Disclosure Committee. Each of those committees reports to Risk Management/Corporate Governance Committee on a quarterly basis. The Asset Liability Management Committee was established in 2014 and is responsible for overseeing capital, liquidity and market risks at the enterprise level. The Asset Liability Management Committee convenes at least quarterly and reviews and discusses matters relating to interest rate risk, liquidity risk, capital structure and market risk and establishes specific targets and limits for the purposes of managing risk. The Products & Services Committee was formed in 2014 and is responsible for formalizing the process by which the Company and its subsidiaries assess the features, risks and business benefits of all products offered by the Company through its subsidiaries. The Products & Services Committee meets at least quarterly and makes recommendations to management to initiate, expand or terminate product offerings. The Conflict of Interest Committee was established in 2015 and reviews, evaluates and determines certain matters with respect to conflicts of interest and related party transactions. The Conflict of Interest Committee meets at least quarterly for the purpose of defining plans, policies, and procedures identifying, managing, and monitoring conflicts of interest, as well as training employees in connection with the same. The Operational Risk Committee was established in 2014 and is responsible for monitoring the Firm’s operational risk exposures. The Disclosure Committee was established in 2014 and is responsible for overseeing the Firm’s disclosure controls and procedures.

Risk/Corporate Governance Committee of the Board of Directors of Stifel Financial Corp.

Robert E. Grady, Chairman

Bruce A. Beda

Michael W. Brown

Frederick O. Hanser

James M. Oates

* * *

Executive Compensation

2015 Summary Compensation Table

The following table presents summary information concerning compensation earned in the 2013, 2014, and 2015 fiscal years by our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers for services rendered to us and our subsidiaries.

Pursuant to SEC rules, the 2015 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash incentive compensation to be included in the year earned, even if payment is made after year-end.

A summary of the Compensation Committee’s decisions on the compensation awarded to our named executive officers for 2015 performance (which, in accordance with SEC rules, are in large part not reflected in the 2015 Summary Compensation Table) can be found in the “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total ($)
Ronald J. Kruszewski Chairman and Chief Executive Officer	2015	200,000	—	925,000	86,026	1,211,026
	2014	200,000	5,075,000	1,550,000	133,987	6,958,987
	2013	200,000	3,450,000	5,093,750	114,726	8,858,476
James M. Zemlyak President and Chief Financial Officer	2015	175,000	405,000	587,500	11,000	1,178,500
	2014	175,000	2,537,500	925,000	14,687	3,652,187
	2013	175,000	1,800,000	2,350,000	16,468	4,341,468
Victor J. Nesi President and Co-Director of the Institutional Group	2015	250,000	350,000	568,750	11,000	1,179,750
	2014	250,000	3,581,250	875,000	11,000	4,717,250
	2013	250,000	1,875,000	2,356,250	11,334	4,492,584
Thomas P. Mulroy President and Co-Director of the Institutional Group	2015	250,000	350,000	517,187	11,000	1,128,187
	2014	250,000	2,582,813	875,000	11,000	3,718,813
	2013	250,000	1,875,000	2,356,250	11,334	4,492,584
Thomas B. Michaud President and Chief Executive Officer of Keefe, Bruyette & Woods (4)	2015	250,000	350,000	401,750	1,000	1,002,750
	2014	250,000	2,581,250	729,500	1,000	3,561,750
	2013	218,750	1,918,750	—	1,334	2,138,834

(1)	For the year ended December 31, 2015, Messrs. Kruszewski, Zemlyak, Nesi, Mulroy, and Michaud received $0, $405,000, $350,000, $350,000, and $350,000 in cash, respectively. For the year ended December 31, 2014, Messrs. Kruszewski, Zemlyak, Nesi, Mulroy, and Michaud received $4,200,000, $1,960,000, $3,050,000, $1,995,000, and $2,082,500 in cash and $875,000, $437,500, $531,250, $445,313, and $368,750 in debentures, and elected to receive $0, $140,000, $0, $142,500, and $130,000 in stock units in lieu of cash bonus, respectively. For the year ended December 31, 2013, Messrs. Zemlyak, Nesi, Mulroy, and Michaud received $1,680,000, $1,750,000, $1,750,000, and $1,918,750 in cash and elected to receive $120,000, $125,000, $125,000, and $0 in stock units in lieu of cash bonus, respectively. For more information regarding the material terms of the debentures, see “Additional Information About the Compensation Paid to the Named Executive Officers.”
(2)

Amounts included for 2015 represent the grant date fair value of restricted stock units granted in February 2015 for services in 2014. Amounts included for 2014 represent the grant date fair value of restricted stock units granted in

March 2014 for services in 2013. Amounts included for 2013 represent the grant date fair value of restricted stock units granted in February 2013 for services in 2012. The grant date fair value of these awards, for all years presented, were determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”). The restricted stock units were granted under our 2001 Incentive Stock Plan (2011 Restatement), discussed in further detail in the section entitled “Compensation Discussion and Analysis,” including units granted as long-term incentive awards. The restricted stock units are valued at the closing price of our common stock on the date of grant.

(3)	All Other Compensation for 2015 includes the following aggregate perquisites:

Name	Non- Accountable Expense Allowance ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Trans- portation ($)		Medical Reimbursement ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,000	38,751	*	—	21,275	86,026
James M. Zemlyak	10,000	1,000	—		—	—	11,000
Victor J. Nesi	10,000	1,000	—		—	—	11,000
Thomas P. Mulroy	10,000	1,000	—		—	—	11,000
Thomas B. Michaud	—	1,000	—		—	—	1,000

*	Reflects personal use of Company-owned aircraft. The value was calculated for 2015 based on the incremental cost of personal travel, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts, and external labor per hour of flight; and customs, foreign permits, and similar fees; but does not include the fixed costs of owning or operating the aircraft.

(4)	Mr. Michaud joined the Company in 2013.

2015 Grants of Plan-Based Awards

The Company did not grant formulaic performance-based awards during the fiscal year ended December 31, 2015. The following table sets forth information concerning other grants of plan-based awards earned during the fiscal year ended December 31, 2015, for the named executive officers.

Name	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (2)
Ronald J. Kruszewski	17,942	—	—	925,000
James M. Zemlyak	14,109	—	—	727,409
Victor J. Nesi	11,032	—	—	568,750
Thomas P. Mulroy	12,796	—	—	659,668
Thomas B. Michaud	10,313	—	—	531,685

(1)	Represents the total number of stock units allocated to each named executive officer during the 2015 fiscal year. The stock units granted were part of the named executive officers’ annual and long-term incentive compensation. The components of the total stock unit awards and associated fair values are set forth below.
(2)	The grant date fair values are calculated in accordance with ASC 718.

Stock Unit Awards and Grant Date Fair Value under ASC 718

Name	Asset Category	Vesting Period (a)	Units (#)	Grant Date Fair Value ($) (c)
Ronald J. Kruszewski	Mandatory Deferral	5 years	16,973	875,000
	Annual Incentive Compensation (b)	5 years	969	50,000
	Total		17,942	925,000
James M. Zemlyak	Mandatory Deferral	5 years	9,164	472,451
	Elective Deferral	Immediate	2,715	139,958
	Annual Incentive Compensation (b)	5 years	2,230	115,000
	Total		14,109	727,409
Victor J. Nesi	Mandatory Deferral	5 years	10,305	531,250
	Annual Incentive Compensation (b)	5 years	727	37,500
	Total		11,032	568,750
Thomas P. Mulroy	Mandatory Deferral	5 years	9,329	480,934
	Elective Deferral	Immediate	2,764	142,484
	Annual Incentive Compensation (b)	5 years	703	36,250
	Total		12,796	659,668
Thomas B. Michaud	Mandatory Deferral	5 years	7,783	401,227
	Elective Deferral	Immediate	2,521	129,958
	Annual Incentive Compensation (b)	5 years	9	500
	Total		10,313	531,685

(a)	The mandatory deferrals vest ratably over a five-year period. Elective deferrals vest immediately.
(b)	In February 2015, the Compensation Committee awarded stock units to Messrs. Kruszewski, Zemlyak, Nesi, Mulroy and Michaud, as part of their annual incentive compensation. These stock units will vest ratably over a five-year period.
(c)	The grant date fair values are calculated in accordance with ASC 718.

Additional Information about the Compensation Paid to the Named Executive Officers

Pursuant to the SWAP (2015 Restatement), participants in the plan receive and are required to defer a portion of their annual incentive compensation. For incentive compensation received in 2015, the mandatory deferral is at least 25% of each participant’s annual incentive compensation. In addition, each participant can electively defer up to an additional 5% of their annual compensation. The maximum amount of incentive compensation earned during a year that can be issued in stock units is 30%. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis after 2011 vest ratably over a five-year period of continued employment following the date of issuance. Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award. Stock units that the participant elects to receive are fully vested on the date of issuance. Except in 2015, the deferred portion of annual incentive compensation was in the form of restricted stock units. In 2015, the deferred portion of annual incentive compensation was in a combination of restricted stock units and debentures. The debentures vest ratably over a five-year period of continued employment after the grant and accumulate interest at a rate of 3% per annum. The debentures are shown in the Bonus column in the 2015 Summary Compensation Table. For additional information on deferred compensation granted under the SWAP, see the section entitled “Form of Payment of the Deferred Component of Annual Incentive Compensation.”

2015 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2015, held by the individuals named in the 2015 Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Stock Units That Have Not Vested (#) (1)	Market Value of Stock Units That Have Not Vested ($) (2)
Ronald J. Kruszewski	—	—	—	—	—	245,904	10,416,493
James M. Zemlyak	—	—	—	—	—	130,668	5,535,096
Victor J. Nesi	—	—	—	—	—	135,032	5,719,956
Thomas P. Mulroy	—	—	—	—	—	133,776	5,666,751
Thomas B. Michaud	—	—	—	—	—	84,626	3,584,757

(1)	These units vest over a three-to ten-year period. In addition to the amounts listed, as of December 31, 2015, based on our common stock closing stock price at year-end of $42.36, Mr. Kruszewski held 60,841 units, which were fully vested and were valued at $2,577,225; Mr. Zemlyak held 42,671 units, which were fully vested and were valued at $1,807,544; Mr. Nesi held 33,080 units, which were fully vested and were valued at $1,401,269; Mr. Mulroy held 35,844 units, which were fully vested and were valued at $1,518,352;and Mr. Michaud held 2,521 units, which were fully vested and were valued at $106,790.
(2)	Based on the closing price of $42.36 per share of our common stock on December 31, 2015.

2015 Option Exercises and Stock Units Vested/Converted

The following table sets forth certain information concerning stock vested/converted during the year ended December 31, 2015. None of the named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	20,022	935,838
James M. Zemlyak	11,904	556,374
Victor J. Nesi	14,409	673,477
Thomas P. Mulroy	16,098	752,407
Thomas B. Michaud	64,680	3,318,415

(1)	These figures represent the dollar value of gross units converted into our common stock by the named executive officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock. As a result, executives are given the ability to surrender shares in order to pay tax liabilities. During 2015, Messrs. Kruszewski, Zemlyak, Nesi, Mulroy, and Michaud surrendered 9,710 shares, 5,332 shares, 7,083 shares, 5,989 shares, and 30,600, respectively, as payment for tax liabilities. Shares surrendered are valued at fair market value on the date of conversion.

2015 Post-Retirement Benefits

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in Last FY ($) (2)	Aggregate Earnings / (Losses) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at End of Year ($)
Ronald J. Kruszewski	15,756,303	875,000	50,000	(2,751,703)	(935,838)	12,993,762
James M. Zemlyak	8,731,205	577,458	149,951	(1,559,642)	(556,374)	7,342,598
Victor J. Nesi	8,749,318	531,250	37,500	(1,523,366)	(673,477)	7,121,225
Thomas P. Mulroy	8,822,481	587,797	71,871	(1,544,640)	(752,407)	7,185,103
Thomas B. Michaud	7,220,095	498,708	32,977	(741,818)	(3,318,415)	3,691,547

(1)	The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are either mandatorily or electively deferred under the SWAP and are included within the “Stock Awards” column of the Company’s 2015 Summary Compensation Table.
(2)	The amounts listed in this column represent long-term incentive awards granted to our named executive officers, the value of which has been included within the “Stock Awards” column of the Company’s 2015 Summary Compensation Table.
(3)	The amounts in this column represent (1) the change in market value of the Company’s common stock during the last fiscal year and (2) the difference between closing price of our common stock on December 31, 2015 and the fair value of incentive stock awards on the date of conversion.
(4)	The amounts in this column represent the fair value of incentive stock awards on the date of conversion.

Discussion of Post-Employment Payments

Annual and Long-Term Incentive Awards. The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer. Assuming any of these events had occurred at December 31, 2015, each named executive officer would have received full vesting of some or all of their outstanding units, and these units would have been converted into common stock as set forth in the following table.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($) (1)	Number of Shares Acquired if Vesting Upon Death, Disability, or Retirement (#)	Value Realized if Vesting Upon Death, Disability, or Retirement ($) (1)
Ronald J. Kruszewski	—	—	98,176	4,158,735
James M. Zemlyak	—	—	29,736	1,259,617
Victor J. Nesi	—	—	61,096	2,588,027
Thomas P. Mulroy	—	—	59,840	2,534,822
Thomas B. Michaud	—	—	84,626	3,584,757

(1)	Based on the closing price of $42.36 per share of our common stock on December 31, 2015.

The stock units granted to the named executive officers are subject to forfeiture prior to vesting if the named executive officer is terminated for cause, as set forth in more detail in the SWAP.

Certain Employment Agreement Provisions.

Former Agreement with Thomas B. Michaud: Mr. Michaud entered into a three-year employment with the Company dated November 5, 2012, which became effective on February 13, 2013 and terminated February 13, 2016. Pursuant to that employment agreement, had Mr. Michaud’s employment been terminated without Cause or with Good Reason (each as defined in the agreement) during the term of that agreement Mr. Michaud would have received the following: (1) accrued compensation and other benefits through the date of termination, (2) earned bonuses through the date of termination, (3) a lump sum amount of $3,500,000, (4) acceleration of retention awards and all other equity-based compensation and (5) other benefits, including health care and life insurance for 36 months. If Mr. Michaud’s employment had been terminated for Cause or without Good Reason, Mr. Michaud would have received (1) accrued compensation and other benefits through the date of termination and (2) his retention awards and all other equity-based compensation would have continued to vest in accordance with their terms. If Mr. Michaud’s employment had been terminated due to his death or Disability (as defined in the agreement), Mr. Michaud would have received: (1) accrued compensation and other benefits through the date of termination, (2) earned bonuses through the date of termination, (3) acceleration of retention awards and all other equity-based compensation and (4) other benefits, including health care and life insurance for 18 months. Mr. Michaud now serves without an employment agreement.

Non-Employee Director Compensation

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2015. Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their expenses for attendance at Board meetings. This policy applies to Messrs. Kruszewski, Zemlyak, Himelfarb, Michaud, Mulroy, Nesi, Plotkin, and Weisel, who serve as both directors and executive officers of the Company. Information about the 2015 compensation earned or paid to Messrs. Kruszewski, Zemlyak, Nesi, Mulroy, and Michaud in their capacity as executive officers of the Company is disclosed in the 2015 Summary Compensation Table because they are named executive officers for purposes of this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Total ($) (3)
Bruce A. Beda	—	230,938	230,938
Michael W. Brown	—	205,938	205,938
Charles A. Dill	—	205,938	205,938
John P. Dubinsky	52,750	205,938	258,688
Robert E. Grady	—	220,938	220,938
Frederick O. Hanser	47,500	205,938	253,438
Alton F. Irby III	—	205,938	205,938
James M. Oates	—	220,938	220,938
Kelvin R. Westbrook	—	205,938	205,938
Michael J. Zimmerman	—	205,938	205,938

(1)	Stated amounts include cash compensation paid to Messrs. Dubinsky and Hanser in 2015 for their service as the non-executive Chairman and the non-executive Vice Chairman, respectively, of the Board of Directors of Stifel Bank & Trust during 2015.
(2)	In lieu of an annual cash retainer, each non-employee director was issued 3,750 stock units on June 10, 2015. Additionally, the various committee chairs were issued additional stock units valued at the closing price of our common stock on the day prior to the grant of the award as follows: Audit Committee, $25,000; Compensation Committee, $15,000; and Risk Management/Corporate Governance Committee, $15,000. The units vest on a quarterly basis over a one-year period. Amounts stated reflect the aggregate grant date fair value of $2,280,250 computed in accordance with ASC 718. As of December 31, 2015, each director held the following number of stock units outstanding: Mr. Beda, 29,419; Mr. Brown, 20,062; Mr. Dill, 21,750; Mr. Dubinsky, 21,750; Mr. Grady, 21,440; Mr. Hanser, 21,750; Mr. Irby, 20,062; Mr. Oates, 32,537; Mr. Westbrook, 21,750; and Mr. Zimmerman, 11,250. Commencing with 2016 (with an additional prorated amount for the portion of 2015 served) the lead independent director will receive $25,000 additional stock units valued at the closing price of our common stock on the day prior to the grant of the award.

(3)	Total amounts stated reflect the aggregate grant date fair value computed in accordance with ASC 718. As of December 31, 2015, directors held the following number of options outstanding: Mr. Brown, 7,496; Mr. Dill, 2,250; and Mr. Irby, 6,819.

Additional Information about Non-Employee Director Compensation

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement). These stock units are generally granted annually in May and vest on a quarterly basis over a one-year period.

As approved by the Board of Directors, the annual stock retainer payable to each non-employee director includes an award of 3,750 stock units. The chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee will continue to receive additional common stock units valued in the approximate amounts of $25,000, $15,000, and $15,000, respectively, for services in such capacity based upon the fair market value of our common stock on the date of approval. Commencing with 2016 (with an additional prorated amount for the portion of 2015 served) the lead independent director will receive $25,000 additional stock units valued at the closing price of our common stock on the day prior to the grant of the award.

Thus, for 2015, the stock units awarded to the non-employee directors on June 10, 2015, were as follows: Mr. Beda, 4,171; Mr. Brown, 3,750; Mr. Dill, 3,750; Mr. Dubinsky, 3,750; Mr. Grady, 4,003; Mr. Hanser, 3,750; Mr. Irby, 3,750; Mr. Oates, 4,003; Mr. Westbrook, 3,750; and Mr. Zimmerman, 3,750. The closing price of our common stock on the day prior to the grant of award was $59.34.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors. See footnote (1) to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board of Directors.

Certain Relationships and Related Transactions

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2015, all such loans were performing to their original terms.

Certain of our officers and directors maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

Related party transactions are approved by the Board of Directors on a case-by-case basis. As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our web site at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without the prior written consent of management or our General Counsel, as applicable. These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Code of Ethics includes prohibitions against engaging in outside business or other activities that might create a conflict of interest with or compete against the Company’s interests, including ownership of privately held stock or partnership interests without prior written approval, using Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business. It is also against Company policy to give certain gifts or gratuities without receiving specific approval.

Airplane Usage and Allowance. In May 2011, the Compensation Committee approved the use by Mr. Weisel, Chairman, and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel. In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in the fixed amount of $300,000 covering the period from January 1, 2015 through December 31, 2015. Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Compensation Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee’s annual compensation.

Ownership Interest in Selling Source LLC. Mr. Irby, a director of the Company, is a founding partner and the chairman of London Bay Capital LLC, an investment firm that, in 2007, indirectly acquired a controlling interest in Selling Source LLC. TWPG provided advisory and placement agent services in connection with this acquisition. A portion of the compensation payable to TWPG for its services included an ownership interest in Selling Source LLC. Further, in connection with the acquisition, TWPG purchased additional shares of Selling Source LLC. The Company, as a result of its acquisition of TWPG in July 2010, now has an ownership interest in Selling Source LLC.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

Item III – Approval of Declassification of The Board of Directors

Our Board of Directors recommends that you vote FOR declassification of the Board of Directors.

At the Annual Meeting, you will be asked to approve an amendment of the restated certificate of incorporation and the by-laws of Stifel Financial Corp. to declassify the Directors of Stifel Financial Corp., as described below, and to take such further actions to implement such declassification as may be necessary or appropriate.

The Board of Directors of Stifel Financial Corp. is currently divided into three classes, as equal in number as may be, such that the term of only one class of directors expires in any given year.

The Board of Directors determined that classification of the Directors is no longer necessary and should be discontinued. Declassification will increase the ability of shareholders to register their views and enhance accountability.

Upon approval of this item, Article NINTH of the Corporation’s Restated Certificate of Incorporation will be amended to read:

NINTH.

A. At each annual meeting of stockholders beginning at the 2017 annual meeting, directors whose terms expire at that meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; at the 2018 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2019 annual meeting of stockholders; and at the 2019 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

Also upon approval of this item, Section 2.5 of the Amended and Restated By-Laws of Stifel Financial Corp. (the “By-Laws”) will be amended by striking the words “of the class” from the first sentence of that Section.

Also upon approval of this item, Section 3.2 of the By-Laws will be amended to read:

Section 3.2 Election; Term of Office of Directors; Vacancies

The term of office of directors whose terms expire beginning at the 2017 annual meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; at the 2018 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2019 annual meeting of stockholders; and at the 2019 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. No decrease in the number of directors shall shorten the term of any incumbent director.

No Director elected prior to the annual meeting held in 2017 shall be prevented by these actions from completing the term for which such Director was elected.

Vote Required To Approve Declassification of the Board of Directors

The affirmative vote of a majority of the shares cast at the meeting, in person or by proxy, is required to approve declassification of the Board of Directors.

Item IV – Authorization of Amendments to

2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan

for Non-Employee Directors (2008 Restatement) To Increase Capacity by

3,000,000 Shares and To Permit Net Settlement of Restricted Stock Units

for Equivalent Cash, Including for Tax or Other Similar Purposes

Our Board of Directors unanimously recommends that you vote FOR authorization of amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes.

At the Annual Meeting, you will be asked to authorize the Company to amend its 2001 Incentive Stock Plan (2011 Restatement) and its Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes.

Shares Reserved Under the Plan

The total number of shares of common stock currently available for issuance under the 2001 Incentive Stock Plan (2011 Restatement) (the “Incentive Stock Plan”) is approximately 3,000,000 shares. Estimated annual utilization of shares under the Incentive Stock Plan is approximately 4,000,000 shares. Accordingly, the Company is seeking authorization to increase the capacity of the Incentive Stock Plan by an additional 3,000,000 shares. This increase would accommodate potential adjustments in grants based on stock price movements and would support potential acquisition-related grants that aid in retention of talent. As described below, in recent years the Company has successfully managed the dilutive effect of such grants both by controlling their amount and by share repurchases. The proposed net settlement amendment described in the next section of this item will provide an additional tool to limit the effect of future Incentive Stock Plan grants on existing share value.

This request has been reduced in response to shareholder preference, expressed in the course of our shareholder outreach, for smaller share authorizations under the Incentive Stock Plan. In addition to limiting dilution, smaller authorizations increase shareholder control by requiring more frequent requests for increases.

Incentive Stock Plan grants have had a decreasing dilutive effect over the past 3 years due to management of grant totals and share repurchases.

Decreasing Net Dilution over Time of Incentive Stock Plan Grants:

Year	Shares Granted	Shares Repurchased	Net Dilution
2013	4,553,114	430,619	4,122,495
2014	2,517,475	—	2,517,475
2015	3,941,474	2,682,000	1,259,474

Note: Shares Granted are Total Shares Granted, net of forfeitures and net settlements for tax purposes.

Shares Granted, Shares Repurchased and Net Dilution:

During the 2013-15 period, a significant portion of total shares granted were granted in the context of the strategic acquisitions identified in “Strategic Execution” on page 24 above: approximately 43% in 2013, 12% in 2014 and 52% in 2015.

The Incentive Stock Plan is a primary means by which the Firm aligns employee incentives with the interest of shareholders. A percentage of employee incentive compensation is deferred, partly in the form of restricted stock units, depending on the employees total level of compensation.

Schedule for 2015 Deferrals:

$0 - $199,999	0%
$200,000 - $499,999	15%
$500,000 - $749,999	20%
$750,000 - $999,999	25%
$1,000,000 and more	30%
50% restricted stock units (5 year, ratable vesting) 50% deferred cash (5 year, ratable vesting)

The result is that most of our employees with the greatest influence on shareholder results are themselves significant shareholders, and are accordingly motivated to drive shareholder results. This approach also allows us to maintain the underlying relationship of individual compensation to individual and firm performance. We believe a “shareholder” mentality across our team is a key to our success. Our grants under the Incentive Stock Plan also encourage our team to achieve goals with due consideration of risk because of the “at-risk” nature of the awards granted, which vest over several years. Deferred share grants also enable us to compete in the highly competitive financial services industry to attract and retain top talent.

Net Settlement of Restricted Stock Units for Equivalent Cash, Including for Tax or Other Similar Purposes

Historically, we have settled awards under our Incentive Stock Plan for tax purposes. The following amendment will permit us to settle up to 100% of an award in cash, at our discretion. That expanded ability to net settle awards, coupled with our ability to repurchase shares on the open market, will equip us with greater flexibility in managing dilution and our total number of shares outstanding.

Section 15 of the Incentive Stock Plan will be amended to read as follows:

The Corporation will be authorized to withhold from any amounts payable or shares deliverable under the Plan, amounts of withholding and other taxes due, and to take such other action as the Administrator may deem advisable to enable the Corporation to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any amounts payable or shares deliverable under the Plan, and to defer such payment or delivery until indemnified to its satisfaction in respect of such obligations. This authority shall include authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of such tax obligations, either on a mandatory or elective basis in the discretion of the Administrator.

Section 15 of the Incentive Stock Plan currently reads:

The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

Vote Required To Authorize Amendments To 2001 Incentive Stock Plan (2011 Restatement) And to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) To Increase Capacity by 3,000,000 Shares and To Permit Net Settlement of Restricted Stock Units for Equivalent Cash, Including for Tax or Other Similar Purposes.

The affirmative vote of a majority of the shares cast at the meeting, in person or by proxy, is required to authorize amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes.

Item V – Audit Matters: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board of Directors unanimously recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Stifel Financial Corp. and its subsidiaries for the year ending December 31, 2016.

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2016. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be available to answer shareholder questions, and will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2015 were audited by Ernst & Young LLP, independent auditor for the company.

The Audit Committee operates pursuant to a written charter which was approved and adopted by the Board of Directors. Our Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the listing standards of the SEC and the NYSE.

As part of its activities, the Audit Committee has:

•	Reviewed and discussed with management and the independent auditor the Company’s audited financial statements;

•	Discussed with the independent auditor the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3200T regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the Company’s consolidated financial statements, and relying thereon, we have recommended to the Board of Directors inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Stifel Financial Corp

Bruce A. Beda, Chairman

John P. Dubinsky

Robert E. Grady

James M. Oates

Kelvin R. Westbrook

* * *

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2015, 2014 and 2013. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2015 and 2014, as well as fees for the review of our interim consolidated financial statements for each quarter in 2015 and 2014 and for all other services performed for 2015 and 2014 by Ernst & Young LLP.

Type of Fee	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31,2014
Audit Fees (1)	$4,608,000	$3,130,000
Audit-Related Fees (2)	$549,000	$302,000
Tax Fees (3)	$29,400	$22,000
All Other Fees (4)	$14,000	$273,000
Total	$5,200,400	$3,727,000

(1)	Audit Fees include fees for professional services rendered for the audits of our annual consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements, and services that are normally provided by independent auditors in connection with statutory and regulatory filings.
(2)	Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2015 included services relating to security custody surprise audit count, acquisition due diligence, and the issuance of an independent auditor’s report on controls placed in operation and tests of operating effectiveness.
(3)	Tax Fees include fees for services principally related to the review of Company-prepared federal and state tax returns.
(4)	All Other Fees include investment banking accounting consultation and an annual license fee for access to Ernst & Young’s web-based accounting research tool.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related, and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 16, 2016, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date.

Beneficial Ownership

Ownership of Directors, Nominees, and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 18, 2016, by each of our directors, each nominee for election as a director, the executive officers named in the 2015 Summary Compensation Table, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Unvested Stock Units (4)	Total
Ronald J. Kruszewski (5)	1,069,657	1.60%	311,577	1,381,234
James M. Zemlyak (6)	777,785	1.17%	160,298	938,083
Richard J. Himelfarb	199,922	*	24,193	224,115
Thomas P. Mulroy	204,426	*	158,999	363,425
Thomas B. Michaud	105,038	*	67,697	172,735
Victor J. Nesi (7)	190,846	*	168,253	359,099
Ben A. Plotkin	156,557	*	39,563	196,120
Charles A. Dill (8)	73,842	*	—	73,842
James M. Oates	66,782	*	—	66,782
Frederick O. Hanser (9)	58,572	*	—	58,572
John P. Dubinsky	55,200	*	—	55,200
Bruce A. Beda	53,351	*	—	53,351
Alton F. Irby III	38,066	*	—	38,066
Michael W. Brown	32,317	*	—	32,317
Kelvin R. Westbrook	31,385	*	—	31,385
Robert E. Grady (10)	23,087	*	—	23,087
Thomas W. Weisel (11) (12)	125,986	*	52,397	178,383
Michael J. Zimmerman	15,044	*	—	15,044
Directors and Executive Officers as a Group (22 persons, includes 4 persons not listed above)	3,437,804	5.14%	1,143,266	4,581,070

(1)	Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. These shares were listed on regulatory filings by each of the individual directors or executive officers.
(2)	Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 18, 2016, upon the exercise of stock options: Mr. Irby – 6,819; Mr. Brown – 7,496; and directors and executive officers as a group – 14,315. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 18, 2016: Mr. Kruszewski – 47,620; Mr. Zemlyak – 34,130; Mr. Himelfarb – 2,425; Mr. Mulroy – 29,237; Mr. Michaud – 2,521; Mr. Nesi – 26,473; Mr. Plotkin – 2,978; Mr. Dill – 18,397; Mr. Oates – 28,778; Mr. Hanser – 18,382; Mr. Dubinsky – 18,382; Mr. Beda – 25,388; Mr. Irby – 18,376; Mr. Brown – 18,376; Mr. Westbrook – 18,376; Mr. Grady – 19,754; Mr. Weisel – 5,764; Mr. Zimmerman – 12,188; and directors and executive officers as a group – 362,147. Also includes the following restricted stock awards: Mr. Michaud – 15,456; and directors and executive officers as a group – 15,456. Also includes the following shares which have been allocated to such persons under the 401(k) Plan, respectively: Mr. Kruszewski – 1,278; Mr. Zemlyak – 13,805; Mr. Himelfarb – 8,837; Mr. Mulroy – 274; Mr. Nesi – 113; Mr. Weisel – 64; and directors and executive officers as a group – 26,944.

(3)	Based upon 66,569,224 shares of common stock issued and outstanding as of April 18, 2016, and, for each director or officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following April 18, 2016.
(4)	Includes shares underlying stock units held by such persons but which are not convertible into our common stock within the 60-day period after April 18, 2016, and, therefore, under the rules of the SEC, are not deemed to be “beneficially owned” as of April 18, 2016. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder’s continued employment with us.
(5)	Includes (i) 462,807 shares held in a limited liability company as to which Mr. Kruszewski has sole voting power and (ii) 4,500 shares held in a trust for the benefit of Mr. Kruszewski’s children as to which he also has sole voting power.
(6)	Includes (i) 607,480 shares held in a limited liability company as to which Mr. Zemlyak has sole voting power and (ii) 4,892 shares held in a trust for the benefit of Mr. Zemlyak’s child as to which he also has sole voting power.
(7)	Includes 4,088 shares held by the Nesi Family Foundation.
(8)	Mr. Dill has pledged 29,820 shares as collateral for a loan.
(9)	Includes 40,188 shares held by the Frederick O. Hanser Revocable Trust.
(10)	Includes 1,997 shares held by the Robert E. Grady Revocable Trust.
(11)	Mr. Weisel has pledged 87,794 shares as collateral as security for certain obligations.
(12)	Includes 3,887 shares held by the Thomas W. Weisel Trust.
(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 18, 2016, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	6,017,746	(2)	9.1%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,525,737	(3)	6.8%

(1)	Based upon 66,453,042 shares of common stock issued and outstanding as of April 18, 2016.
(2)	The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 22, 2016 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power as to 5,870,253 shares and sole dispositive power as to 6,017,746 shares.
(3)	The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016 by The Vanguard Group, Inc. The amended Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power as to 86,752 shares, sole dispositive power as to 4,439,610 shares, and shared dispositive power as to 86,127 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with during the year ended December 31, 2015.

Questions & Answers about the Annual Meeting and Voting

Who is soliciting my vote?

Our Board of Directors is soliciting your vote at the Annual Meeting.

What will I be voting on?

•	I. To elect six (6) Class III Directors, each as nominated by the Board of Directors;

•	II. To approve, on an advisory basis, the compensation of our named executive officers (say on pay);

•	III. To approve declassification of the Board of Directors;

•	IV. To authorize amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes;

•	V. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; and

•	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

How many votes do I have?

You will have one vote for every share of Company common stock you owned on the record date, April 18, 2016, for each of the directors to be elected and on each other proposal presented at the Annual Meeting. Common stock is our only class of outstanding stock. There is no cumulative voting in the election of directors.

Who can vote at our annual meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on April 18, 2016, the record date for our Annual Meeting.

As of April 18, 2016 there were 66,453,042 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

How many votes must be present to hold the meeting?

33,226,522 votes, which represents a majority of the votes that can be cast at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single shareholder control as much as 5 percent of any class of Stifel’s common stock?

There are 2 shareholders that beneficially own over 5% of our common stock.

How do I vote?

You can vote either by proxy, with or without attending the Annual Meeting, or in person at the Annual Meeting.

To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf.

Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If you requested that a proxy card be mailed to you, you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope. We must receive your proxy card no later than May 31, 2016, for your proxy to be valid and for your vote to count.

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the Annual Meeting and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Shares Held in the Stifel Financial, Incorporated Profit Sharing 401(k) Plan: On April 18, 2016, the Stifel Financial, Incorporated Profit Sharing 401(k) Plan (the “401(k) Plan”) held 1,821,105 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by May 31, 2016. A properly executed proxy card or Intranet instructions will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Broker Non-Votes: Under the rules of the NYSE, your shares cannot be voted without your specific voting instructions on Items I, II, III and IV. See the section entitled “Can My Shares Be Voted If I Don’t Vote Electronically, Don’t Vote By Telephone, Don’t Return My Proxy Card, and Don’t Attend the Annual Meeting?” below for additional information. Accordingly, in order for your shares to be voted on all matters, please return your instructions promptly through any of the above-noted means. Please vote; your vote is important. Voting on matters presented at shareholders meetings, particularly the election of directors, is the primary method for shareholders to influence the direction taken by a publicly traded company. We urge you to participate in the election through any of the above-noted means. Please understand that if you vote electronically, vote by telephone, or return a proxy card without specifying your vote on a particular proposal, then this will be construed as an instruction to vote the shares as recommended by the Board on all matters to be considered at the meeting.

Can I change my vote?

Yes. Prior to the meeting date, you may cast a new vote by telephone, Internet, or Intranet, or request and return a proxy card with a later date, or send a written notice of revocation to Mark Fisher, our Corporate Secretary, at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What are the votes required to elect directors, advisory approval of the compensation of our named executive officers, and approve the ratification of the independent registered public accounting firm?

•	In an uncontested election, as is the case in this election, each nominee for director shall be elected to the Board of Directors if the votes cast “FOR” such nominee’s election exceed the “WITHHOLD” votes cast against such nominee’s election.

•	The affirmative vote of a majority of the shares of our common stock cast at the meeting in person or by proxy is required for approval of each other item.

What if I don’t vote for some of the matters listed in these proxy materials or on my proxy card?

If you vote for some, but not all, matters electronically or by telephone, or return a proxy card without indicating your vote with regard to a particular matter, your shares will be voted “FOR” all of the nominees listed on the card, “FOR” the advisory approval of the compensation of our named executive officers, “FOR” the approval of the declassification of our Board of Directors, “FOR” all of the nominees listed on the card, “AGAINST” authorizing amendments to 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. When tabulating the voting results for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting, except for Item IV, for which under NYSE rules abstentions must be treated as a vote cast and therefore, a vote “AGAINST.” In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can my shares be voted if I don’t vote electronically, don’t vote by telephone, don’t return my proxy card, and don’t attend the annual meeting?

Items I, II, III and IV are not considered routine matters under the NYSE rules, and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares that they hold for you in nominee name if they have not received your voting instructions with regard to these proposals. For Items I, II, III and V, shares that constitute broker non-votes and abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of the votes under either proposal. For Item IV, under NYSE rules abstentions must treated as votes cast and therefore, an abstention will be treated as a vote “AGAINST” the proposal.

Items V, the ratification of our independent registered public accounting firm, is considered a routine matters under the NYSE rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote the shares that they hold for you in nominee name even if you have not furnished voting instructions within a specified period of time prior to the Annual Meeting.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting.

Why did I receive a one-page notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC rules, we have elected to provide access to our proxy materials over the Internet, which reduces our costs and the environmental impact of our Annual Meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners who have not previously requested a printed or electronic set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and annual report and vote online, as well as instructions on how to request a printed set of proxy materials.

How can I access Stifel’s proxy materials and annual report electronically?

To vote electronically via the Internet, you will need your control number, which was provided to you in the Notice or the proxy card included in your printed or electronic set of proxy materials. Once you have your control number, you may go to www.investorvote.com/sf and enter your control number when prompted to vote. To request the proxy materials electronically, you may either call (800) 652-VOTE (8683) or send an e-mail requesting electronic delivery of the materials to investorrelations@stifel.com. Additionally, the proxy materials are available at www.investorvote.com/sf and at www.stifel.com/investorrelations.

Shareholder Proposals for the 2017 Annual Meeting

In order to be considered for inclusion in the proxy statement for the 2017 Annual Meeting of shareholders, the written proposal must be received at our principal executive offices on or before January 1, 2017. The proposal should be addressed to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Shareholder proposals not intended to be included in the Company’s proxy statement may be brought before an annual meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2017 Annual Meeting, we must receive information relating to such proposal by March 12, 2017, but not before February 11, 2017, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Shareholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. Any proposals that we receive that are not in accordance with the above standards will not be voted on at the 2017 Annual Meeting. A shareholder may nominate candidates for election as directors at shareholder meetings by following the procedures set forth in this proxy statement under the section entitled “Board of Directors – Leadership, Risk Oversight, Meetings and Committees” under the heading “Risk Management/Corporate Governance Committee.”

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, annual reports, and other deliverables with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our deliverables to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (415) 364-2500. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Other Matters

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, we urge you to promptly vote your shares over the Internet, by telephone, or if you requested printed copies of the proxy materials, you can vote by dating, signing, and returning the proxy card in the postage-paid return envelope. Your cooperation in giving this your prompt attention is appreciated.

Miscellaneous

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet, or other electronic means. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

Mark P. Fisher, Corporate Secretary

April 29, 2016

St. Louis, Missouri

Proxy —STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and Mark P. Fisher (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”), (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 15, 2016 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2015 Annual Report. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

You are encouraged to specify your vote for each item below. The Board of Directors recommends a vote FOR each of the nominees for directors and FOR Proposals 2, 3, 4 and 5. If you sign below without specifying your choices, your vote will be cast in accordance with the recommendations of the Board of Directors.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors:

Class III -Nominees for terms ending in 2019:	For	Withhold
Michael W. Brown	☐	☐
John P. Dubinsky	☐	☐
Robert E. Grady	☐	☐
Thomas B. Michaud	☐	☐
James M. Oates	☐	☐
Ben A. Plotkin	☐	☐

2.	To approve, on an advisory basis, the compensation of our named executive officers (say on pay).	For ☐	Against ☐	Abstain ☐

3.	To approve declassification of the Board of Directors.	For ☐	Against ☐	Abstain ☐

4.	To authorize amendments to the 2001 Incentive Stock Plan (2011 Restatement) and to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) to increase capacity by 3,000,000 shares and to permit net settlement of restricted stock units for equivalent cash, including for tax or other similar purposes.	For ☐	Against ☐	Abstain ☐

5.	To ratify the appointment of Ernst & Young LLP as our independent public accounting firm for 2016.	For ☐	Against ☐	Abstain ☐

6.	To consider and act upon other business as may properly come before the meeting and any adjournment or postponement thereof.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 -Please keep signature within the box.

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